Exhibit 99.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

by and among

APOLLO MEDICAL HOLDINGS, INC.,

APOLLO ACQUISITION CORP.,

NETWORK MEDICAL MANAGEMENT, INC.,

and

THE SHAREHOLDERS’ REPRESENTATIVE NAMED HEREIN

Dated as of December 21, 2016

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Shareholder Lock-Up Agreement

Exhibit C	Form of Exchange Agent Agreement

Exhibit D	Consent and Waiver Agreement

Exhibit E	Form of Letter of Transmittal

Exhibit F	Working Capital Note

Exhibit G	Shareholder Representations

Exhibit H-1	Certificate of Amendment

Exhibit H-2	Amendment to Bylaws

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of this 21st day of December, 2016 (the “Execution Date”), by and among Apollo Medical Holdings, Inc., a Delaware corporation (“Parent”), Apollo Acquisition Corp., a California corporation (“Merger Sub”), Network Medical Management, Inc., a California corporation (the “Company”), and Kenneth Sim, M.D. (the “Shareholders’ Representative”). Parent, Merger Sub, the Company, and the Shareholders’ Representative shall sometimes be referred to herein collectively as the “Parties” and individually as a “Party.” The Shareholders’ Representative, acting in such capacity, is a Party to this Agreement solely in his capacity as the Shareholders’ Representative and solely for the purpose of the specific provisions of this Agreement relating to the Shareholders’ Representative. Capitalized terms used herein have the meanings ascribed to them in Article XIII below.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), the board of directors of Parent and the board of directors of Merger Sub have adopted this Agreement and have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination provided for in this Agreement in which Merger Sub will merge with and into the Company, with the Company surviving such merger (collectively, the “Merger”) and continuing as a wholly-owned subsidiary of Parent in accordance with the California General Corporation Law (the “CGCL”) on the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have approved and declared it advisable for Merger Sub to enter into this Agreement providing for the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with this Agreement, the sole shareholder of Maverick Medical Group, Inc., a California professional corporation (“Maverick IPA”) and an affiliate of the Parent, intend to enter into a stock purchase agreement (the “Maverick Purchase Agreement”) no later than January 20, 2017, pursuant to which all of the issued and outstanding capital stock of Maverick IPA will be acquired at the Effective Time (as such term is defined below) by APC-LSMA Designated Shareholder Medical Corporation, a California professional corporation, an affiliate of Allied Physicians of California, a California professional medical corporation (“Allied IPA”);

WHEREAS, as a condition to, and simultaneously with, the execution of this Agreement, certain Shareholders (as such term is defined below) are entering into a voting agreement with Parent in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which they have agreed, among other things, to vote in favor of the approval and adoption of the Merger and this Agreement;

WHEREAS, prior to or concurrently with the consummation of the transactions contemplated by this Agreement and as a condition to the willingness of Parent and Merger Sub to consummate the transactions contemplated hereby, each shareholder of the Company (other than Dissenting Shareholders) (each a “Shareholder,” and collectively the “Shareholders”) will enter into a lock-up agreement with Parent in the form attached hereto as Exhibit B (the “Lock-Up Agreement”);

WHEREAS, prior to or concurrently with the consummation of the transactions contemplated by this Agreement and as a condition to Parent’s and Merger Sub’s willingness to consummate the transactions contemplated hereby, the Shareholders’ Representative will enter into an Exchange Agent Agreement with the Exchange Agent and Parent in the form attached hereto as Exhibit C with such changes as the Exchange Agent reasonably requires (the “Exchange Agreement”);

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement and as a condition to Parent’s and Merger Sub’s willingness to consummate the transactions contemplated hereby, the Company shall relinquish its redemption rights to preferred stock of the Parent by entering into a Consent and Waiver Agreement in substantially the form attached hereto as Exhibit D (the “Consent and Waiver Agreement”); and

WHEREAS, for federal income Tax purposes, it is the intent of the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the above recitals with and into this Agreement, the Parties hereto agree as follows.

ARTICLE I
THE MERGER

1.1           The Merger. At the Effective Time (as defined in Section 1.3), subject to the terms and conditions of this Agreement and in accordance with the provisions of the CGCL, and in reliance upon the representations, warranties, covenants and agreements contained herein, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall continue as the surviving entity and a wholly-owned subsidiary of Parent (hereinafter sometimes referred to post-Closing as the (“Surviving Entity”)) and shall continue to be governed by the laws of the State of California, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Section 1.5.

1.2           Closing. The closing of the Merger (the “Closing”) shall take place on the second (2nd) Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing) or at such other date and time as may be mutually agreed upon by the Parties in writing. The Closing shall occur at the offices of McDermott Will & Emery, LLP, 2049 Century Park East, 38th Floor, Los Angeles, California 90067 or such other place as mutually agreed to by the Parties. The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

1.3           Effective Time. On the Closing Date, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of California a certificate of merger (the “Certificate of Merger”), executed in accordance with the provisions of the CGCL, and shall make all other filings or recordings required under the CGCL in order to effect the Merger. The Merger shall be effective upon the filing of the Certificate of Merger with the Secretary of State of the State of California or at such later time as is agreed to by the Parties in writing and specified in the Certificate of Merger. The time at which the Merger becomes effective is hereinafter referred to as the “Effective Time.”

1.4           Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the CGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the assets, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.5           Articles of Incorporation and Bylaws of the Surviving Entity.

(a)          The articles of incorporation of the Company shall be amended and restated at and as of the Effective Time to read as did the articles of incorporation of Merger Sub immediately prior to the Effective Time; provided, that such articles of incorporation shall be amended to reflect that the name of the Surviving Entity shall be “Network Medical Management, Inc.” Such amended and restated articles of incorporation shall be the articles of incorporation of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed therein and in accordance with the CGCL.

(b)          The bylaws of the Company shall be amended and restated at and as of the Effective Time to read as did the bylaws of Merger Sub immediately prior to the Effective Time. Such amended and restated bylaws of the Company shall be the bylaws of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed therein and by the CGCL; provided, that such bylaws shall be amended to reflect that the name of the Surviving Entity shall be “Network Medical Management, Inc.”

1.6           Tax Consequences. It is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

ARTICLE II
EFFECT ON CAPITAL STOCK; MERGER CONSIDERATION

2.1           Effect on Capital Stock. As of the Effective Time, by virtue of the Merger, and without further action on the part of Parent, Merger Sub, the Company, the Shareholders’ Representative or the Shareholders:

(a)          Merger Sub Shares. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

(b)          Company Stock.

(i)          Each Company Share that is held by Company as treasury stock or is otherwise owned by Company immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)         Subject to Sections 2.1(b)(i) and 2.8, each Company Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of fully paid and nonassessable Parent Shares that would result in the Shareholders having a right to receive an aggregate number of Parent Shares immediately following the Effective Time that represents eighty-two percent (82%) of the total issued and outstanding Parent Shares immediately following the Effective Time, assuming there are no Dissenting Shareholder Interests as of the Effective Time (the “Exchange Ratio”). Notwithstanding the foregoing, and for the avoidance of doubt, for purposes of calculating the Exchange Ratio, the aggregate number of Parent Shares held by the Shareholders immediately following the Effective Time shall exclude (i) any Parent Shares owned by the Shareholders immediately prior to the Effective Time, (ii) the Parent Warrants, and (iii) any Parent Shares issued or issuable to the Shareholders pursuant to the exercise of the Parent Warrants. All such Company Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Company Shares (each, a “Certificate”) and each holder of Company Shares held in book-entry form shall, in each case, cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional Parent Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders of Company Shares become entitled in accordance with Section 2.5.

(c)          Parent Shares. Parent shall reserve and take all other action necessary or appropriate to have available for issuance or transfer a sufficient number of Parent Shares for delivery in accordance with this Section 2.1.

2.2           No New Shareholders. Immediately prior to the Closing Date, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares of any Shareholder Interests on the records of the Company. From and after the Closing Date, any Shareholders who hold Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided herein. In the event of a transfer of ownership of any Company Share prior to the Effective Time that has not been registered in the transfer records of the Company, the applicable Per Share Merger Consideration payable in respect of such Company Share shall be paid to the transferee of such Company Share and not the transferor if the Shareholders’ Representative receives all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid.

2.3           Merger Consideration. Subject to the terms and conditions of this Agreement, the aggregate consideration to be paid by Parent shall be the Merger Consideration. The “Merger Consideration” is an amount equal to the total of:

•	Ninety percent (90%) of the aggregate number of Parent Shares the Shareholders are entitled to receive pursuant to Section 2.1(b)(ii) (the “Closing Share Payment”), plus

•	the remainder, if any, from the holdback shares (initially, ten percent (10%) of the aggregate number of Parent Shares the Shareholders are entitled to receive pursuant to Section 2.1(b)(ii) (the “Holdback Shares”)).

2.4           Payment and Exchange.

(a)          Exchange Agent. Prior to the Closing, Parent shall appoint a bank or trust company reasonably acceptable to the Shareholders’ Representative pursuant to the Exchange Agreement to act as exchange agent (the “Exchange Agent”) hereunder.

(b)          Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the Shareholders, in accordance with this Article II and through the Exchange Agent, sufficient cash and Parent Shares to make all other deliveries pursuant to this Article II; provided, however, that if the Closing Share Payment shall for any reason not include sufficient cash or Parent Shares to make all such deliveries, upon notice thereof from the Exchange Agent to Parent, Parent shall from time to time promptly deposit with the Exchange Agent sufficient cash and Parent Shares to make such Closing Share Payment. Any cash or Parent Shares deposited with the Exchange Agent shall be collectively referred to as the “Exchange Fund.”

(c)          Letter of Transmittal. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Shareholder which immediately prior to the Effective Time held outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1 and any cash in lieu of fractional Parent Shares to be issued or paid in consideration therefor (a) a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon actual delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agreement) and (b) instructions for use in surrendering Certificate(s) in exchange for the applicable Pro Rata Portion of the Closing Share Payment, any cash in lieu of fractional Parent Shares to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Article II. The receipt by each Shareholder of its applicable Pro Rata Portion of the Closing Share Payment, any cash in lieu of fractional Parent Shares and any dividends or distributions upon delivery of the Letters of Transmittal in accordance with this Section 2.4(c) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shareholder Interests of any such Shareholder and in exchange for the representations, warranties, indemnification obligations and release of claims given by each such Shareholder in such Shareholder’s Letter of Transmittal and herein.

(d)          Merger Consideration Received in Connection with Exchange. Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a Shareholder will be entitled to receive promptly after the Effective Time such Shareholder’s Pro Rata Portion of the Closing Share Payment, including any cash in lieu of fractional Parent Shares to be issued or paid in consideration, and the Person surrendering such Certificate or Certificates shall pay any transfer or other similar Taxes required by reason of the surrender or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, a Pro Rata Portion of the Closing Share Payment, including any cash in lieu of fractional Parent Shares to be issued or paid in consideration therefor in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(e)           Treatment of Unexchanged Certificates and Shares. No dividends or other distributions with respect to Company Shares shall be paid to the Shareholder of any unsurrendered Certificate with respect to the Company Shares represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to whole Parent Shares represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Company Shares represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Company Shares issuable with respect to such Certificate.

2.5           [Intentionally Omitted]

2.6           Withholding. Each of the Surviving Entity, Parent and Exchange Agent shall have the right to deduct and withhold from the consideration otherwise payable to any Shareholder pursuant to Section 2.3 and any other payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. To the extent the amounts are so withheld by the Surviving Entity, Parent or Exchange Agent, as the case may be, and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of whom such deduction and withholding was made by the Surviving Entity, Parent or Exchange Agent, as the case may be.

2.7           Stock Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of Company of the Company Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional Parent Shares to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

2.8           No Fractional Shares. No fractional Parent Shares shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding anything to the contrary contained herein, each holder of Company Shares who would otherwise have been entitled to receive a fractional Parent Share (after taking into account all Company Shares owned by such Person) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by $4.00. The Parties acknowledge that payment of cash in lieu of issuing fractional shares is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.

2.9           Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Shareholders as of the second anniversary of the Effective Time will be paid to Parent. In such event, any former Shareholders who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Shares deliverable in respect of each Parent Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former Shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Merger Consideration remaining unclaimed by Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

2.10         Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.11         Investment of Exchange Fund. The Exchange Agent shall invest any cash deposited by Parent in lieu of fractional Parent Shares to be issued or paid in consideration therefor in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

2.12         No Liability. None of Parent, Merger Sub, Company, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.

2.13         Holdback Shares. Parent will hold back the Holdback Shares, which represent ten percent (10%) of the Merger Consideration otherwise payable to the Shareholders under Section 2.3. The Holdback Shares shall be distributed to the Shareholders in accordance with their Pro Rata Portions as follows:

(a)          One half (50%) of the Holdback Shares, subject to and contingent upon any reduction resulting from payments made or to be made pursuant to claims for indemnification by a Parent Indemnified Party during the first twelve (12) months following the Closing Date, shall be released to the Shareholders in accordance with their Pro Rata Portions on the first anniversary of the Closing Date.

(b)          The remainder of the Holdback Shares, subject to and contingent upon any reduction resulting from payments made or to be made pursuant to claims for indemnification by a Parent Indemnified Party during the first twenty-four (24) months following the Closing Date, shall be released to the Shareholders on the second anniversary of the Closing Date.

2.14         Release of the Holdback Shares.

(a)          Subject to the indemnification limitations set forth in Article VIII, Parent is authorized to set off and apply all indemnifiable Losses of the Parent Indemnified Parties against the amount of the Holdback Shares issuable to the Shareholders. Upon the final determination of any claim for indemnification, the remaining amount of the Holdback Shares shall be reduced by the amount necessary to satisfy and pay such claim. Notwithstanding the foregoing, at the Shareholders’ Representative’s election, the Shareholders’ Representative may tender to Parent cash equal to the indemnifiable Losses in lieu of Shareholder’s recourse to the Holdback Shares.

(b)          Notwithstanding anything to the contrary in this Agreement, if any claims for indemnification by a Parent Indemnified Party have not been finally resolved before the Holdback Release Date, Parent may continue to hold back and not issue to the Shareholders a number of Holdback Shares sufficient to offset such pending claims should they be determined in favor of the Parent Indemnified Parties unless the Shareholders’ Representative shall have tendered to Parent cash equal to the indemnifiable Loss. If Parent shall not have tendered cash as set forth in the immediately preceding sentence, then promptly after final resolution of each such pending claim, Parent shall issue or pay to the Shareholders the portion of the withheld Holdback Shares that is in excess of the amount of any then remaining pending claims for indemnification hereunder.

(c)          For purposes of placing a value on the Holdback Shares and for determining the number of Holdback Shares used to satisfy any indemnifiable Losses under this Section 2.14, the subject Holdback Shares shall be valued at the volume weighted average price (“VWAP”) per Parent Share averaged over the ten (10) trading days immediately preceding the time of assessment against such Holdback Shares (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to the Holdback Shares).

2.15         Consideration Spreadsheet. At least three (3) Business Days before the Closing Date, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the President of the Company, which shall set forth, as of the Closing Date, (i) such Person’s address and, if available to the Company, social security number (or tax identification number, if applicable), (ii) the number of Company Shares held by such Person, (iii) the respective certificate number(s) representing such Company Shares, (iv) the respective date(s) of acquisition of such Company Shares, (v) the Pro Rata Portion applicable to such Person, (vi) the number of Parent Shares issuable to such Person at the Closing in respect of such Company Shares, (vii) the number of Parent Shares comprising the Holdback Shares on behalf of such Person, (viii) any amounts required to be withheld and (ix) such other information relevant thereto or that Parent may reasonably request.

ARTICLE III
PRE-CLOSING COVENANTS

3.1           Reasonable Best Efforts. Each Party will use its reasonable best efforts to take all actions necessary, proper or advisable in order to consummate the Merger and the other transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI).

3.2           Operation of the Company. From the Execution Date until the Closing, the Company shall (i) conduct its business operations in the Ordinary Course of Business, (ii) preserve substantially intact its business organization and (iii) preserve its present relationships and goodwill with customers, suppliers and other Persons with which it has material business relations. Without limiting the generality of the foregoing, except for any requirements of CMS or any other Governmental Authority, the Company shall not take any of the following actions from the Execution Date until the Effective Time, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)          Amend or modify the articles of incorporation or bylaws of the Company or amend, modify, terminate, violate the requirements of, or let lapse any Permits or Licenses held by the Company;

(ii)         Except as set forth in Schedule 3.2 attached, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, stock options or any securities convertible into shares of capital stock or other equity, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity or any securities convertible into shares of capital stock or other equity, or enter into other agreements or commitments of any character obligating the Company to issue any such shares or convertible securities;

(iii)        sell, assign, transfer, distribute, lease, license, impose (or cause or allow to be imposed) any Encumbrance (other than a Permitted Encumbrance) on, or otherwise dispose of, or agree to sell, assign, transfer, distribute, lease, license, impose (or cause or allow to be imposed) any Encumbrance (other than a Permitted Encumbrance) on, or otherwise dispose of, any material assets of the Company other than in the Ordinary Course of Business;

(iv)        amend, modify or cease performing in any respect, perform or fail to perform in any manner that could cause a material breach of or default under, or terminate (or cause termination of), or transfer or assign (in whole or in part), any Material Contract;

(v)         make or change any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes of the Company, settle or compromise any Tax claim or assessment of the Company, surrender any right to a refund with respect to Taxes of the Company, change an annual reporting period, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment of the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability or materially decreasing any Tax attribute of such entity;

(vi)        acquire any entity or interest therein;

(vii)       other than in the Ordinary Course of Business, increase the direct compensation, bonus compensation, or other compensation or benefits payable to any employee, independent contractor physician, director or officer;

(viii)      except as provided in Section 3.12 below, declare, pay, or set aside any dividend or other distribution (whether in cash, stock, or property, or any combination thereof) in respect of its capital stock or other securities or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(ix)         amend any Employee Benefit Plan or Other Plan, other than amendments that are required by applicable Legal Requirements;

(x)          change its authorized capital structure or authorize for issuance, issue, sell, grant, pledge or dispose of, or agree or commit to issue, sell, grant, pledge or dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of the Company or any other securities or equity equivalents;

(xi)         (i) prepay any loans (if any) from its Shareholders (in their capacity as such), officers or directors or any Person affiliated with any of the foregoing, (ii) make any change in its borrowing arrangements, (iii) waive, release or assign any material rights or claims, other than in the Ordinary Course of Business or (iv) incur any Indebtedness other than under its existing credit facilities;

(xii)        make, authorize or incur any capital expenditures which individually exceed $50,000, or in the aggregate, exceed $250,000, except in the Ordinary Course of Business;

(xiii)       change, alter or terminate any promotions, discounts, pricing, credit, payment or other terms with any customer or vendor, except in the Ordinary Course of Business;

(xiv)      enter into any new line of business or discontinue any line of business;

(xv)       make any change in the policies or practices of the Company with respect to the payment of accounts payable or accrued expenses, the collection of accounts receivable, or cash management (including with respect to purchases of inventory and supplies, repairs and maintenance, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally) except in the Ordinary Course of Business;

(xvi)      make any change in the accounting practices or principles with regard to the Company, other than as required by GAAP;

(xvii)     allow to lapse, fail to maintain, abandon or otherwise dispose of any assets or properties except in the Ordinary Course of Business;

(xviii)    commence any Action or settle or compromise any pending or threatened Action that (i) is material to the Company or (ii) involves monitoring or reporting obligations to any Governmental Authority;

(xix)       incur any obligation or liability to any of its officers, directors, Shareholders, Business Employees or affiliated physicians or any loans or advances made by the Company to any of its officers, directors, Shareholders, Business Employees or affiliated physicians;

(xx)        adjust, split, combine, subdivide or reclassify, or redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, as the case may be, or effect any like change in the capitalization of the Company;

(xxi)       enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(xxii)      cancel, amend or renew any material insurance policy; or

(xxiii)     enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

For the avoidance of doubt, nothing contained herein shall permit Parent or Merger Sub to control the operation of the Company prior to the Closing.

3.3           Operation of Parent. From the Execution Date until the Closing, Parent shall (i) conduct its business operations in the Ordinary Course of Business, (ii) preserve substantially intact its business organization and (iii) preserve its present relationships and goodwill with customers, suppliers and other Persons with which it has material business relations. Without limiting the generality of the foregoing, except for any requirements of CMS or any other Governmental Authority, Parent shall not take any of the following actions from the Execution Date until the Effective Time, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)          Amend or modify the articles of incorporation or bylaws of Parent or amend, modify, terminate, violate the requirements of, or let lapse any Permits or Licenses held by the Parent;

(ii)         issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, stock options or other equity or any securities convertible into shares of capital stock or other equity, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity or any securities convertible into shares of capital stock or other equity, or enter into other agreements or commitments of any character obligating Parent to issue any such shares or convertible securities;

(iii)        sell, assign, transfer, distribute, lease, license, impose (or cause or allow to be imposed) any Encumbrance (other than a Permitted Encumbrance) on, or otherwise dispose of, or agree to sell, assign, transfer, distribute, lease, license, impose (or cause or allow to be imposed) any Encumbrance (other than a Permitted Encumbrance) on, or otherwise dispose of, any material assets of Parent other than in the Ordinary Course of Business;

(iv)        amend, modify or cease performing in any respect, perform or fail to perform in any manner that could cause a material breach of or default under, or terminate (or cause termination of), or transfer or assign (in whole or in part), any Parent Material Contract;

(v)         make or change any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes of Parent, settle or compromise any Tax claim or assessment of Parent, surrender any right to a refund with respect to Taxes of Parent, change an annual reporting period, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment of Parent, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of such entity or materially decreasing any Tax attribute of such entity;

(vi)        acquire any entity or interest therein;

(vii)       other than in the Ordinary Course of Business, increase the direct compensation, bonus compensation, or other compensation or benefits payable to any employee, independent contractor physician, director or officer;

(viii)      declare, pay, or set aside any dividend or other distribution (whether in cash, stock, or property, or any combination thereof) in respect of its capital stock or other securities or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(ix)         amend any Employee Benefit Plan or Other Plan, other than amendments that are required by applicable Legal Requirements;

(x)          change its authorized capital structure or authorize for issuance, issue, sell, grant, pledge or dispose of, or agree or commit to issue, sell, grant, pledge or dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of the Company or any other securities or equity equivalents;

(xi)         other than in conjunction with the Working Capital Note, (i) prepay any loans (if any) from Parent’s shareholders (in their capacity as such), officers or directors or any Person affiliated with any of the foregoing, (ii) make any change in its borrowing arrangements, (iii) waive, release or assign any material rights or claims, other than in the Ordinary Course of Business or (iv) incur any Indebtedness other than under its existing credit facilities;

(xii)        make, authorize or incur any capital expenditures which individually exceed $50,000, or in the aggregate, exceed $250,000, except in the Ordinary Course of Business;

(xiii)       change, alter or terminate any promotions, discounts, pricing, credit, payment or other terms with any customer or vendor, except in the Ordinary Course of Business;

(xiv)      enter into any new line of business or discontinue any line of business;

(xv)       make any change in the policies or practices of Parent with respect to the payment of accounts payable or accrued expenses, the collection of accounts receivable, or cash management (including with respect to purchases of inventory and supplies, repairs and maintenance, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally) except in the Ordinary Course of Business;

(xvi)      make any change in the accounting practices or principles with regard to Parent, other than as required by GAAP;

(xvii)     allow to lapse, fail to maintain, abandon or otherwise dispose of any assets or properties except in the Ordinary Course of Business;

(xviii)    commence any Action or settle or compromise any pending or threatened Action that (i) is material to Parent or (ii) involves monitoring or reporting obligations to any Governmental Authority;

(xix)       incur any obligation or liability to any of Parent’s officers, directors, shareholders, Business Employees or affiliated physicians or any loans or advances made by Parent to any of its officers, directors, shareholders, Business Employees or affiliated physicians;

(xx)        adjust, split, combine, subdivide or reclassify, or redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, as the case may be, or effect any like change in the capitalization of the Company;

(xxi)       enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(xxii)      cancel, amend or renew any material insurance policy; or

(xxiii)     enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

For the avoidance of doubt, nothing contained herein shall permit Company to control the operation of the Parent.

3.4           Access to Information; Due Diligence. Upon reasonable notice and subject to applicable Legal Requirements relating to the confidentiality of information, each of Parent and Company shall, and shall cause each of its Subsidiaries to, facilitate reasonable due diligence on Parent or the Company, as applicable, and provide information and reasonably cooperate with Parent or the Company, as applicable, in connection with any reasonable request by the Parent or the Company, as applicable, related to such Party’s due diligence review of Parent or the Company, as applicable, and afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours, upon reasonable advance notice, during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other Party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the federal securities laws (other than reports or documents that such party is not permitted to disclose under applicable Legal Requirements) and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither Parent nor Company, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement and Section 3.7. Each Party agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the other Party.

3.5           Exclusivity; No Negotiation.

(a)          Company’s Non-Solicitation.

(i)          From the Execution Date until the earlier of the Closing or the termination of this Agreement, the Company agrees that it will not, and will cause its subsidiaries, directors, officers, Business Employees, agents or representatives not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Company Acquisition Proposal; provided, that, in the event Company receives an unsolicited Company Acquisition Proposal and the board of directors of Company concludes in good faith that there is a reasonable likelihood that such Company Acquisition Proposal constitutes or is reasonably likely to result in a Superior Company Acquisition Proposal, Company may, and may permit its representatives, to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of Company concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable Legal Requirements; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a nondisclosure agreement with such third party on terms no less favorable to it than the Nondisclosure Agreement, and it shall simultaneously provide the Parent with any such nonpublic information to the extent it has not previously provided such information to the Parent. Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to a Company Acquisition Proposal. The Company will promptly (and in any event, within two Business Days) advise Parent following receipt of any Company Acquisition Proposal (or any indication by any Person that it is considering making a Company Acquisition Proposal) and the substance thereof (including the identity of the Person making such Company Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of the Company Acquisition Proposal) on a current basis.

(ii)         The Company Board shall not: (A) (i) withdraw (or modify or qualify in any manner adverse to Parent) the approval, recommendation or declaration of advisability of this Agreement, the Merger and the consummation of the transactions contemplated by this Agreement, (ii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal or (iii) resolve, agree or propose to take any such actions (each such action, a “Company Adverse Recommendation Change”), (B) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or which is intended to or reasonably likely to lead to, any Company Acquisition Proposal or (C) resolve, agree or propose to take any of such actions. Notwithstanding the foregoing, at any time prior to obtaining the Company’s Shareholder Approval, the Company Board may make a Company Adverse Recommendation Change if it determines in good faith (after consulting with outside counsel) that the failure to do so would result in a breach of its fiduciary duties under applicable Legal Requirements.

(b)          Parent’s Non-Solicitation.

(i)          From the Execution Date until the earlier of the Closing or the termination of this Agreement, Parent agrees that it will not, and will cause its subsidiaries, directors, officers, Business Employees, agents or representatives not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Parent Acquisition Proposal; provided, that, in the event Parent receives an unsolicited Parent Acquisition Proposal and the board of directors of Parent concludes in good faith that there is a reasonable likelihood that such Parent Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Parent may, and may permit its representatives, to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of Parent concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable Legal Requirements; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a nondisclosure agreement with such third party on terms no less favorable to it than the Nondisclosure Agreement, and it shall simultaneously provide the Company with any such nonpublic information to the extent it has not previously provided such information to the Company. Parent will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than the Company with respect to any Parent Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to a Parent Acquisition Proposal. Parent will promptly (and in any event, within two Business Days) advise the Company following receipt of any Parent Acquisition Proposal (or any indication by any Person that it is considering making a Parent Acquisition Proposal ) and the substance thereof (including the identity of the person making such Parent Acquisition Proposal), and will keep the Company apprised of any related developments, discussions and negotiations (including the terms and conditions of the Parent Acquisition Proposal) on a current basis.

(ii)          The Parent board of directors shall not: (A) (i) withdraw (or modify or qualify in any manner adverse to the Company) the approval, recommendation or declaration of advisability of this Agreement, the Merger and the consummation of the transactions contemplated by this Agreement, (ii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Parent Acquisition Proposal or (iii) resolve, agree or propose to take any such actions (each such action, a “Parent Adverse Recommendation Change”) or (B) cause or permit Parent to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or which is intended to or reasonably likely to lead to, any Parent Acquisition Proposal or (C) resolve, agree or propose to take any of such actions. Notwithstanding the foregoing, at any time prior to obtaining the Parent Shareholder Approval, the Parent board of directors may make a Parent Adverse Recommendation Change if it determines in good faith (after consulting with outside counsel) that the failure to do so would result in a breach of its fiduciary duties under applicable Legal Requirements.

3.6           Notices of Certain Events; Continuing Disclosure.

(a)          Each of the Company and Parent shall promptly notify the other Party of, and deliver to such other Party copies of all documentation relating to:

(i)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)         the occurrence of any breach by the Company, the Shareholders or the Parent, as applicable, of any representation, warranty, covenant or agreement contained in this Agreement, promptly after the Company, the Shareholders or the Parent, as applicable, becomes aware of any such breach, including without limitation any such breach that could reasonably be expected to cause any of the closing conditions set forth in Article VI not to be satisfied;

(iii)        any Action commenced or, to the Company’s Knowledge or Parent’s Knowledge, as applicable, threatened against or relating to or involving the Company or the Parent, as applicable, that relates to the consummation of the transactions contemplated by this Agreement, or relates to any of the material assets of the Company or the Parent, as applicable, or any developments relating to any Action otherwise disclosed pursuant to this Agreement;

(iv)        any written materials or communications sent by or on behalf of the Company to its Shareholders, or received from the Shareholders pursuant to the procedures described in Section 2.5, subsequent to the Execution Date;

(v)         any notice, correspondence, document or other communication sent by or on behalf of the Company or Parent, as applicable, to any party to any Material Contract or Parent Material Contract or sent to the Company or Parent, as applicable, by any party to any Material Contract or Parent Material Contract (other than any communication that relates solely to routine commercial transactions between the Company and the other party to any such material contract and that is of the type sent in the Ordinary Course of Business);

(vi)        any notice, report or other document either filed with or sent to, or received from, any Governmental Authority, or any governmental investigation on an alleged violation or noncompliance with Legal Requirements on behalf of the Company or Parent, as applicable, subsequent to the Execution Date in connection with the Merger or any of the other transactions contemplated by this Agreement; and

(vii)       copies of all material operating and financial reports prepared by the Company or Parent, as applicable, for such Party’s senior management or for use in preparing such Party’s consolidated financial statements, including: (A) copies of the unaudited monthly consolidated balance sheets of the Company or Parent, as applicable, and the related unaudited monthly consolidated statements of operations, statements of shareholders’ equity and statements of cash flows and (B) copies of any forecasts, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s or Parent’s senior management, as applicable.

The delivery of any notice pursuant to this Section 3.6(a) will not limit any of the representations and warranties of the Company set forth in this Agreement or the remedies available hereunder.

(b)          The Company may, from time to time up to and including the date that is five (5) days prior to the Closing Date, by notice to Parent, supplement, amend or create any section of the Disclosure Schedule, but only with respect to events occurring after the Execution Date, in order to add information or correct previously disclosed information. The Disclosure Schedule may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto. No such supplement, amendment or addition shall be deemed to cure any breach for purposes of Article VIII.

3.7           Confidentiality, Press Releases and Public Announcements.

(a)          The terms of the Nondisclosure Agreement entered into previously by the Company and Parent are hereby incorporated by reference and shall continue in full force and effect until the Closing. The Parties acknowledge that any information provided to, or otherwise acquired by, it in connection with this Agreement and the transactions contemplated by this Agreement is subject to the terms of the Nondisclosure Agreement, the terms of which are incorporated herein by reference. Each of the Parties agrees for itself and its representatives and Affiliates to use the Confidential Information (as such term is defined in the Nondisclosure Agreement) solely for the purposes of evaluating the Disclosing Party (as such term is defined in the Nondisclosure Agreement) and consummating the Merger and for no other purpose and to keep the Disclosing Party’s Confidential Information confidential. Company covenants and agrees for itself and its representatives and Affiliates not to use the Confidential Information, at any time, for trading in Parent’s securities.

(b)          Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Legal Requirements, court process or by obligations pursuant to any securities exchange or stock market. Notwithstanding the foregoing, if Parent determines it is required by applicable Legal Requirements to make a public announcement, including, without limitation, with respect to any filing with the SEC that Parent may be required to make as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, Parent shall give the Company as much prior notice as is reasonably practicable and shall consult with the Company about the text of such announcement or filing but shall not be required to obtain the consent of the Company with regard to such announcement or filing. Parent and the Company will consult with each other concerning the means by which any employee, customer or supplier of Company (or their respective subsidiaries) or Parent or any other Person having any business relationship with either Company or Parent (or their respective subsidiaries) will be informed of the transactions contemplated by this Agreement, and the other Party will have the right to be present for any such communication.

3.8           Third Party Consents and Approvals.

(a)          Subject to the terms and conditions set forth in this Agreement, each of Parent, the Company, and the Shareholders’ Representative shall use its commercially reasonable efforts to take such actions as are necessary or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary consents, authorizations and approvals from any Governmental Authority, including, without limitation, Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated hereby or Third Party, (ii) the execution and delivery of any additional instruments necessary to consummate the Merger and (iii) the other actions contemplated in paragraphs (b) through (e) of this Section 3.8.

(b)          Without limiting the generality of the undertakings pursuant to this Section 3.8, the Parties hereto shall (i) provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any antitrust law (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any filings under any antitrust law as promptly as practicable following the Execution Date (but in no event more than fifteen (15) business days from the date hereof except by mutual consent confirmed in writing) and (ii) use their reasonable commercial efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Authority; provided, however, that no Party or Affiliate of any Party shall be required to divest any assets or business lines, or take any other action unrelated to the transactions contemplated by this Agreement to satisfy such reasonable commercial efforts, unless otherwise agreed by such Party.

(c)          Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers, Business Employees and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, application or other document made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement.

(d)          Each of the Company, Parent and Merger Sub shall give (or shall cause their respective Affiliates to give) any notices to Third Parties, and use, and cause their respective Affiliates to use, their commercially reasonable efforts to obtain all Third Party consents necessary or advisable for consummation of the transactions contemplated by this Agreement, including, without limitation, the Company Consents. The Parties shall consult each other with respect to obtaining the Company Consents and all necessary approvals of Governmental Authorities. Each of Parent and the Company shall use its commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement and the Merger or the other transactions contemplated by this Agreement, and each of Parent and the Company shall keep the other Party reasonably apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(e)          All fees paid in connection with filings required under the HSR Act or other antitrust laws in order to consummate the transactions contemplated hereby shall be paid fifty-percent (50%) by the Company and fifty-percent (50%) by Parent. All out-of-pocket expenses incurred by Parent, the Company or the Shareholders in connection with their respective obligations pursuant to this Section 3.8 shall be borne by the party incurring such expenses.

3.9           Proxy/Registration Statement.

(a)          As promptly as possible following the Execution Date, Parent and the Company shall jointly prepare and file with the SEC a single document (the “Proxy/Registration Statement”) that will constitute a proxy statement (the “Proxy Statement”) relating to the special meeting of the stockholders of Parent (the “Parent Shareholder Meeting”) to be held to consider the issuance of Parent Shares in connection with the Merger and, if Parent determines in its sole discretion that it is required, a registration statement on Form S-4 relating to the registration under the Securities Act of the Parent Shares to be issued in the Merger (the “Registration Statement”). Parent and the Company shall ensure the Proxy/Registration Statement includes all information required under applicable Legal Requirements to be furnished to the holders of Parent Shares in connection with the Agreement and the transactions contemplated hereby, and complies as to form and substance in all material respects with the applicable Legal Requirements. Parent and the Company each shall furnish all information concerning itself as the other party may reasonably request in connection with the preparation of the Proxy/Registration Statement. Parent and the Company shall use its commercially reasonable efforts to get clearance for the Proxy Statement by the SEC (the “Proxy Clearance Date”) as soon as is practicable following the filing of the Proxy Statement with the SEC and, if applicable, Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable (the date of effectiveness being the “Registration Statement Effective Date”). Parent shall as soon as reasonably practicable (i) notify the Company of the receipt of any comments from the SEC with respect to the Proxy/Registration Statement and any request by the SEC for any amendment to the Proxy/Registration Statement or for additional information and (ii) provide the Company with copies of all correspondence between Parent and its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. As promptly as practicable after the Proxy Clearance Date or, if applicable, the Registration Statement Effective Date, the proxy statement and, if applicable, the prospectus, included in the Proxy/Registration Statement (collectively, the “Proxy Materials”) shall be mailed to the stockholders of Parent.

(b)          No amendment or supplement to the Proxy/Registration Statement shall be made without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall promptly advise the other upon becoming aware of (i) the time when the Proxy Statement has been cleared by the SEC or, if applicable, the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification of Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction or (iv) any comments, responses or requests from the SEC relating to the Proxy Materials or, if applicable, the Registration Statement or any of the transactions contemplated by this Agreement.

(c)          The information supplied by Parent for inclusion in the Proxy /Registration Statement will not, at (i)  the Registration Statement Effective Date, if applicable, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the shareholders of Parent, (iii) the time of the Company Shareholder Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy/Registration Statement or necessary in order to make the statements in the Proxy/Registration Statement not misleading. If, at any time prior to the Effective Time, any information relating to Parent or any of its Subsidiaries should be discovered by Parent that should be set forth in an amendment or a supplement to the Proxy/Registration Statement, Parent shall promptly inform the Company.

(d)          The information supplied by the Company for inclusion in the Proxy /Registration Statement will not, at (i)  the Registration Statement Effective Date, if applicable, (ii) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) is first mailed to the shareholders of Parent, (iii) the time of the Parent Shareholders Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy/Registration Statement or necessary in order to make the statements in the Proxy/Registration Statement not misleading. If, at any time prior to the Effective Time, any information relating to the Company or any of its Subsidiaries should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company shall promptly inform Parent.

3.10         Company Shareholder Approval. As of the date of this Agreement, the Company Board has adopted resolutions approving this Agreement and the transactions contemplated by this Agreement on substantially the terms and conditions set forth in this Agreement, and directing that this Agreement and the other transactions contemplated by this Agreement, on such terms and conditions, be submitted to the Shareholders for their consideration at a special meeting (the “Company Shareholder Meeting”). As soon as practicable following the Proxy Clearance Date and, if applicable, the Registration Statement Effectiveness Date, the Company shall give notice (the “Company Shareholder Meeting Notice”) to the Shareholders for the purpose of approving this Agreement and the other transactions contemplated by this Agreement, together with any other matters required to be approved or adopted by the Shareholders in order to carry out the intentions of this Agreement. Parent and the Company shall cooperate with each other to cause the Company Shareholder Meeting to be held as soon as practicable following the mailing of the Company Shareholder Meeting Notice to the shareholders of the Company. In furtherance of that obligation, the Company will take, in accordance with the federal securities laws, the CGCL and its Articles of Incorporation and Bylaws, all action necessary to duly call, give notice of, convene and hold a special meeting of the holders of Company Common Stock, to be held no later than thirty (30) calendar days following the date the Company sends the Shareholder Meeting Notice (with any and all adjournments to occur within such thirty (30) calendar day period), to consider and vote upon the adoption of this Agreement and approval of the other transactions contemplated by this Agreement as well as any other such matters. Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 3.5(a), the Company Board will use all reasonable best efforts to (a) recommend to its Shareholders that they adopt this Agreement and (b) obtain from its Shareholders the approval of a proposal to adopt this Agreement (the “Company Shareholder Approval”). Parent and the Company shall jointly prepare the Shareholder Meeting Notice and other materials mailed to Shareholders in conjunction with the special meeting of holders of Company Common Stock, which shall be materially consistent with the Proxy Materials. The Company shall submit this Agreement to its Shareholders at the shareholders meeting even if the Company Board shall have withdrawn, modified or qualified its recommendation, unless this Agreement has been terminated in accordance with its terms. Within two (2) Business Days after the special meeting of the Shareholders described in this Section 3.10, the Company shall deliver to the Shareholders’ Representative and to Parent a certificate of an authorized officer of the Company certifying as to the number of Company Shares voted and Shareholders voting in favor of, voting against, or abstaining from voting on the Merger and the terms of this Agreement, and the transactions contemplated hereby at such special meeting.

3.11         Parent Shareholder Approval.

(a)          As of the date of this Agreement, the board of directors of Parent has adopted resolutions approving this Agreement and the transactions contemplated by this Agreement on substantially the terms and conditions set forth in this Agreement. As soon as practicable following the Proxy Clearance Date and, if applicable, the Registration Statement Effectiveness Date, Parent shall give notice (the “Parent Shareholder Meeting Notice”) to the shareholders of Parent for the purpose of approving this Agreement and the other transactions contemplated by this Agreement, together with any other matters required to be approved or adopted by the shareholders of Parent in order to submit for approval by the requisite vote of such shareholders a proposal to authorize (i) the Merger, including the issuance of the Parent Shares that will comprise the Merger Consideration, and the other transactions contemplated by this Agreement, (ii) the division of the board of directors of Parent into three classes and the amendments to the Parent’s Certificate of Incorporation and Bylaws to effect such Board classification, (iii) the election to the board of directors of Parent of the persons designated by the Company and Parent as set forth on Schedule 7.3, and (iv) any other action required to be approved by the shareholders of Parent in connection with this Agreement, the Merger or the transactions contemplated hereby. Parent and the Company shall cooperate with each other to cause the Parent Shareholder Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the shareholders of Parent. Parent shall take all action in accordance with the federal securities laws, the Delaware General Corporation Law, and Parent’s Certificate of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the holders of Parent Shares to be held on the earliest practicable date. Except in the case of a Parent Adverse Recommendation Change specifically permitted by Section 3.5(b), the board of directors of Parent will use all reasonable best efforts to (a) recommend to its shareholders that they adopt this Agreement and approve the issuance of the Merger Consideration, (b) include such recommendation in Parent’s proxy statement and (c) obtain from its shareholders a vote adopting this Agreement and approving the Merger and the classification of the board of directors of Parent, and the election to the board of directors of Parent of the persons designated by the Company and Parent as set forth on Schedule 7.3 (the “Parent Shareholder Approval”); provided, that, such Parent Shareholder Approval shall require (x) the approval of a majority of the Parent Shares and (y) the approval of a majority of the Parent Shares not owned by the Company. The Parent shall submit this Agreement to its shareholders at the shareholders meeting even if the board of directors of Parent shall have withdrawn, modified or qualified its recommendation, unless this Agreement has been terminated in accordance with its terms. Within two (2) Business Days after the special meeting of the shareholders of Parent described in this Section 3.11, Parent shall deliver to the Shareholders’ Representative and to the Company a certificate of an authorized officer of Parent certifying as to the number of Parent Shares voted and shareholders of Parent voting in favor of, voting against, or abstaining from voting on the Merger and the terms of this Agreement, and the transactions contemplated hereby at such special meeting.

3.12         Company Financial Statements. The Company agrees to use its best efforts to deliver to Parent as promptly as practical and in any event no later than March 1, 2017 (i) unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2015 and 2016 and the related consolidated statements of income, stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the nine (9) month period ended September 30, 2015 and 2016 and (ii) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2015 and 2016, and the related consolidated statements of income, stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the annual period ended December 31, 2015 and 2016. All financial statements delivered pursuant to this Section 3.12 will be prepared in accordance with GAAP, will contain all required footnote disclosure and will be prepared in accordance with the financial statement requirements of Regulation S-X and otherwise the requirements of Forms 10-K and 10-Q, as applicable, for purposes of inclusion in documents to be filed by Parent with the SEC.

3.13         Distribution of Company Distributable Cash and Parent Warrants. The Parties agree that prior to the Closing, (i) the Company may at any time or from time to time in the Company’s sole discretion distribute all or any portion of the Company Cash to its shareholders so long as (x) the Company retains sufficient Company Cash to conduct its Business in the Ordinary Course of Business and (y) the Company is able to satisfy the covenant to maintain the minimum level of Company Cash set forth in Section 3.15 (the “Company Distributable Cash”) and (ii) immediately prior to Closing the Company may make an in-kind distribution to its shareholders of the Series A and Series B warrants issued by Parent to the Company to purchase Parent Shares (the “Parent Warrants”) such that the Parent Warrants shall not be exercised prior to the Effective Time.

3.14         Working Capital Loan. Within five (5) Business Days following the Execution Date, the Company shall provide a working capital loan to the Parent in the principal amount of Five Million Dollars ($5,000,000) (the “Working Capital Loan Amount”), which Working Capital Loan Amount shall be evidenced by a promissory note substantially in the form of Exhibit F attached hereto (the “Working Capital Note”). The principal amount of the Working Capital Loan Amount shall be funded by wire of immediately available funds to an account designated by Parent. The Working Capital Loan Amount will be loaned by the Shareholders to the Company as an advance from the proceeds of the Company Distributable Cash that would otherwise have been distributed to the Shareholders. In furtherance of the foregoing, the Company shall execute and deliver a promissory note payable to the Shareholders’ Representative on behalf of the Shareholders in the principal amount of the Working Capital Loan Amount, which promissory note shall in a form reflecting the same principal terms as the Working Capital Note (the “Shareholder Note”).

3.15         Minimum Company Cash. The Company covenants and agrees to maintain minimum Company Cash immediately prior to the Effective Time of not less than Ten Million Dollars ($10,000,000) less the amount of the Working Capital Loan Amount.

3.16         Company Repurchase of Dissenting Shareholder Interests.

(a)          The Company shall serve prompt written notice to Parent of any demand, purported demand, objection, notice, petition, or other communication received from any of the Company’s shareholders or provided to shareholders by the Company on or prior to the Closing Date with respect to any Company Shares that will not be voted in favor of the Merger or the other transactions contemplated by this Agreement (each a “Dissenting Shareholder Interest”) or otherwise with respect to any shareholder who intends not to vote in favor of the Merger or the other transactions contemplated by this Agreement (each a “Dissenting Shareholder”);

(b)          Within ten (10) days following Company Shareholder Approval of the Merger, the Company shall provide to its shareholders all notices required by Chapter 13 of the CGCL (the “Dissenters’ Rights Rules”) concerning the rights of the shareholders to exercise appraisal rights under the Dissenters’ Rights Rules with respect to the Merger; and

(c)           Prior to the Closing Date, the Company shall repurchase and cancel all Company Shares (including any other securities exercisable for or convertible into Company Shares, or rights to acquire Company Shares) that are Dissenting Shareholder Interests or that are otherwise held, directly or indirectly, by Dissenting Shareholders, or by other Shareholders who have exercised their dissenters’ rights in accordance with the Dissenters’ Rights Rules.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule dated as of the date hereof and delivered by the Company to Parent concurrently with or prior to the execution and delivery of this Agreement (the “Disclosure Schedule”), as an inducement to Parent and to Merger Sub to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Company makes the following representations and warranties to Parent and to Merger Sub as of the Execution Date and the Closing Date:

4.1           Authority of the Company; No Conflicts. This Agreement constitutes a valid and binding agreement by the Company, enforceable in accordance with its terms, and, except as set forth on Schedule 4.1, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will:

(a)          conflict with, or result in, a breach of the corporate or governing documents of the Company, as applicable;

(b)          violate any applicable statute, Legal Requirement, rule or regulation or any other writ, injunction or decree of any court or Governmental Authority;

(c)          violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under, whether after the giving of notice, lapse of time, or both) the terms or conditions or provisions of any note, instrument, bond, lease, mortgage, obligation, Plan Contract or other agreement or understanding, arrangement or restriction of any kind to which the Company, or in the case of Plan Contracts, any of the Company’s clients, is a party or by which the Company or any of its assets or properties may be bound; or

(d)          require the consent or approval by or notice to any Governmental Authority or other Third Party beyond those already obtained prior to the date hereof, including consents for any change of control of the Company, pursuant to or as a result of the transactions contemplated under this Agreement and for the continuity of Plan Contracts and reimbursement under those contracts.

4.2           Organization; Power and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with its terms subject to General Enforceability Exceptions. The Company has all requisite corporate power and authority to own, operate and lease its respective properties and carry on its Business as currently conducted. The Company is qualified to do business as a foreign corporation under the laws of each jurisdiction where failure to so qualify would have a Material Adverse Effect. The copies of the articles of incorporation, bylaws and other organizational and governing instruments for the Company, each as amended to date and made available to Parent’s counsel, are complete and correct, and no amendments thereto are pending other than as contemplated hereby. Other than the Company Shareholder Approval that will occur pursuant to Section 3.10 of this Agreement, all action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby has been taken. The Company Board has approved the Merger and this Agreement in accordance with the CGCL and all requirements of the Company’s organizational and governing documents. Except as set forth on Schedule 4.2, the Company does not have any subsidiary, or any equity interest in another Person.

4.3           Financial Statements; Accounts Receivable. The following have been prepared from the books and records of the Company and are provided in Schedule 4.3 hereto: (i) audited consolidated financial statements of the Company as of and for the periods ended December 31, 2013, 2014 and 2015 (collectively, the “Company Audited Financial Statements”) and (ii) unaudited consolidated financial statements of the Company as of and for the nine (9) month period ended September 30, 2016, subject to normal, recurring year-end adjustments and the absence of notes (the “Company Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Company Financial Statements”). Except as may be set forth in the notes to the Company Financial Statements, the Company Financial Statements fairly present in all material respects the consolidated financial condition and results of operations, as applicable, of the Company as of and for the periods then ended, in each case in conformity with GAAP consistently applied during such periods, except that the Company Unaudited Financial Statements contain estimates of certain accruals, lack footnotes and other presentation items, and are subject to normal immaterial year-end adjustments required by GAAP.

(a)          Subject to the introductory paragraph of Section 4.3 above, the books and records of the Company (i) accurately reflect in all material respects all items of income and expense and all material assets and material liabilities of the Company and (ii) are complete and correct in all material respects and do not contain any material inaccuracies or discrepancies.

(b)          Subject to the introductory paragraph of Section 4.3 above, the Company has no obligation or liability that would be required to be reflected on, reserved against, or otherwise recorded on a balance sheet prepared in accordance with GAAP, except for (i) the liabilities reflected or reserved against on the balance sheet of the Company, dated December 31, 2015, (ii) liabilities incurred in the Ordinary Course of Business of the Company since December 31, 2015 and (iii) Transaction Expenses.

(c)          The accounts receivable, notes receivable and other receivables owed to the Company as of the Closing Date, including, without limitation, those currently outstanding receivables reflected on the Company Financial Statements and all currently outstanding receivables accrued as of the Closing Date, (i) are valid obligations owed to the Company by Third Parties, (ii) result from operations of the Company in the Ordinary Course of Business and (iii) to the Company’s Knowledge, are not disputed or subject to any counterclaim or right of setoff.

4.4           Absence of Certain Changes. Except as set forth on Schedule 4.4, since the date of the Company Audited Financial Statements: (1) the Company has: (x) conducted its respective Business in the Ordinary Course of Business and (y) used its commercially reasonable efforts to preserve the goodwill and organization of its Businesses and its relationships with customers, vendors, Business Employees and other Persons having business relations with the Company; and (2):

(a)          no Material Adverse Effect has occurred;

(b)          there has been no damage, destruction, or loss, whether or not covered by insurance, of any of the assets of the Company, ordinary wear and tear excepted, in an amount which exceeds $100,000 or which adversely affects the ability of the Company to continue to conduct its Business in all material respects as such Business was conducted during the periods covered by the Company Audited Financial Statements;

(c)          no labor dispute or enactment of a state or local Legal Requirement, promulgation of a state or local regulation, or other event or condition has occurred which adversely affects the Company;

(d)          there has been no change in the method of accounting or accounting practices of the Company;

(e)          there has been no purchase or lease, or commitment for the purchase or lease of, vehicles, equipment, machinery, leasehold improvements, or other capital items not disclosed or reserved for in the Company Financial Statements in an amount which exceeds $100,000, and no sale, transfer, mortgage, pledge, or subjection to any Encumbrance of any kind of, on or affecting any of the assets of the Company having a book value greater than $100,000, except the utilization of inventory and the sale of obsolete assets in the Ordinary Course of Business and the imposition of Permitted Encumbrances;

(f)          the Company has not (i) entered into any contract, which, if in effect on the Execution Date, would be a Material Contract, except in the Ordinary Course of Business, (ii) entered into any contract that would limit or otherwise restrict the Company from engaging or competing in any line of business, or that would, after the Execution Date, limit or otherwise restrict the Company from engaging or competing in any line of business or (iii) terminated, canceled, or requested any material change to, ceased performing in any material respect or failed to materially perform under or committed a material default under a Material Contract;

(g)          the Company has not incurred any obligation or liability in an amount which exceeds $250,000 (absolute, accrued, contingent or other), whether or not covered by insurance, except in the Ordinary Course of Business;

(h)          the Company has not discharged or satisfied any Encumbrance, or paid or satisfied or agreed to extend any obligation or liability in an amount which exceeds $100,000 (absolute, accrued, contingent or otherwise) except in the Ordinary Course of Business;

(i)          the Company has not issued any stock, bonds or other securities;

(j)          no Action has been commenced or, to the Company’s Knowledge, threatened against or relating to or involving the Company or to any of the material assets of the Company (including, without limitation, any Intellectual Property that is material to or necessary for the Business or operation of the Company) that could reasonably be expected to adversely impact the transactions contemplated by this Agreement;

(k)          the Company has not made or changed any Tax election, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement with respect to Taxes of the Company, settled or compromised any Tax claim or assessment of the Company, surrendered any right to a refund with respect to Taxes of the Company, changed an annual reporting period, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment of the Company, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of such entity or decreasing any Tax attribute of such entity. The Company has not increased or established any reserve for Taxes or any other liability on its books or otherwise provided therefor;

(l)          the Company has not acquired any equity interest in any Person;

(m)           (i) except in the Ordinary Course of Business, as reflected and accrued for on the Company Financial Statements, the Company has not amended any Employee Benefit Plan, other than any amendments required by applicable Legal Requirements;

(n)          except as provided in Section 3.12, the Company has not made any distribution to Shareholders other than to repurchase the Company’s shares of stock from any Shareholder pursuant to a written agreement in effect prior to the Execution Date if a copy of such agreement has been delivered to Parent on or before the Execution Date;

(o)          the Company has not authorized for issuance, issued, sold, granted, pledged or disposed of, or agreed or committed to issue, sell, grant, pledge or dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of the Company or any other securities or equity equivalents;

(p)          the Company has not (i) prepaid any loans (if any) from its Shareholders (in their capacity as such), officers or directors or any Person affiliated with any of the foregoing, (ii) made any change in its borrowing arrangements, (iii) waived, released or assigned any rights or claims, except in the Ordinary Course of Business or (iv) incurred any Indebtedness other than under its existing credit facilities;

(q)          the Company has not entered into any new line of business or discontinued any line of business;

(r)          there has been no failure to maintain, abandonment or other disposition of any assets or properties except in the Ordinary Course of Business;

(s)          the Company has not settled or compromised any pending or threatened Action or any Action that involves monitoring or reporting obligations to any Governmental Authority, and except for routine payments made in the Ordinary Course of Business, there has been no payment of any amount to any Governmental Body, incurred, imposed or based upon any Legal Requirement related to the provision of health care items or services by the Company or, to the Company’s Knowledge, any clients of the Company, or environmental protection; and

(t)          the Company has not incurred any obligation or liability to any of its officers, directors, Shareholders or Business Employees, or any loans or advances made by the Company to any of its officers, directors, Shareholders or Business Employees.

4.5           Material Contracts.

(a)          Except as disclosed on Schedule 4.5, the Company has delivered or made available to Parent an accurate list (attached hereto as Schedule 4.5), and true and complete copies, of all of the material contracts, leases and instruments to which the Company is a party or by which the Company or any of its material assets are bound, including, (i) any contract or agreement with any physician, doctor of osteopathy, doctor of dental surgery, doctor of dental medicine, podiatrist, ophthalmologist, optometrist, chiropractor, nurse anesthesiologist, or other individual health care provider, or with any partnership, professional association, corporation or other entity owned in whole or in part by any such individual health care provider (each a “Provider Contract”); (ii) any loan agreement, promissory note, mortgage, security agreement, guaranty or other documents entered into in connection therewith with respect to any Indebtedness; (iii) any contract or agreement for the maintenance, purchase or sale of equipment or capital assets that involves the expenditure or receipt of more than One Hundred Thousand Dollars ($100,000); (iv) any lease of personal or real property where the Company is lessor or lessee that involves the expenditure or receipt of more than Fifty Thousand Dollars ($50,000); (v) any partnership agreement or joint venture agreement; (vi) any license or other agreement involving the Company’s Intellectual Property that is material and necessary for the operation of the Business; (vii) any agreement with another Person limiting or restricting the ability of the Company to enter into or engage in any market or line of business; (viii) other than in the Ordinary Course of Business, any contracts for the sale of any assets that would be material to the Company taken as a whole or for the grant to any Person of any preferential rights to purchase any of their assets; (ix) any agreement relating to the acquisition by the Company of any material operating business or the material assets or capital stock of any other Person entered into since January 1, 2013; (x) any agreements under which the Company has made material advances or loans to any other Person (which shall not include advances or loans made in the Ordinary Course of Business); (xi) any material settlement since January 1, 2013 or similar contract resolving any litigation against or by the Company that creates reporting obligations to any Governmental Authority; (xii) sales representative or sales or distribution contracts that involve the expenditure or receipt of more than Twenty-Five Thousand Dollars ($25,000); and (xiii) any shareholders or voting agreement or any contract under which the Company has granted any Person any registration rights (collectively, the “Material Contracts”).

(b)          With respect to the Material Contracts: (i) Each Material Contract is in full force and effect against the Company, has not been terminated or canceled and no written notice of termination or cancellation has been given or received, (ii) the Company has not been advised in writing that the other party thereto intends to cancel any Material Contract, and (iii) to the Company’s Knowledge, there are no outstanding disputes under any Material Contract.

4.6           Litigation.

(a)          Except as set forth on Schedule 4.6(a) hereto, there is no Action pending or, to the Company’s Knowledge, threatened, involving the Company or any of its respective officers or directors in their capacities as such. The Company is not subject to any outstanding award, decision, injunction, settlement, sanction, ruling, subpoena, writ, verdict, judgment, order or decree of any Governmental Authority.

(b)          There is no Action pending or, to the Company’s Knowledge, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or seeks to prohibit consummation by the Company of the transactions contemplated hereby or that relates to any of the material assets of the Company.

(c)          There is no Action or proceeding pending by any Governmental Authority affecting the Company’s continued ability to provide billing and collection services or other services to participant’s in Medicare, Medicaid, and other governmental payment programs, including managed care programs.

4.7           Business Employees and Employee Relations.

(a)          No key Business Employee of the Company has given notice to the Company that such Business Employee intends to cease, or is considering ceasing or reducing, his or her employment upon or after consummation of the transactions contemplated hereby. To the Company’s Knowledge none of the actions described in the preceding sentence is threatened.

(b)          The Company is not now, and has not in the last three (3) years been, a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company is not now, and has not in the last three (3) years been, the subject of an actual or, to the Company’s Knowledge, threatened (i) labor strike, labor dispute, walkout, work stoppage, slow-down or lockout, (ii) proceeding asserting that the Company has committed an unfair labor practice, (iii) proceeding by which any individual or entity seeks or sought to compel the Company to bargain with any labor union or labor organization or (iv) union organizing campaign involving the Company’s Business Employees.

(c)          Except as set forth on Schedule 4.7(c), no employee of the Company, to the Company’s Knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a Third Party relating to the right of any such employee to be employed by the Company because of the nature of the Business conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 4.7(c), to the Company’s Knowledge, each current employee of the Company has entered into a nondisclosure agreement with the Company. Prior to the date hereof, the Company has heretofore provided Parent with copies of all signed agreements with Business Employees identified in this subparagraph.

(d)          (i) The Company is in compliance in all material respects with all Legal Requirements and orders relating to the employment of workers, including all Legal Requirements and orders relating to wages, hours, fair employment practices, discrimination and retaliation, medical or other leave, civil rights, affirmative action, collective bargaining, work authorization and immigration and (ii) since January 1, 2011 there have been no claims, charges, complaints, demands made, or to Company’s Knowledge, threatened to be made, before any Governmental Authority with respect to any alleged violation of any such Legal Requirements. The Company presently is not, nor in the last three (3) years has been, a party to or otherwise bound by any settlement, stipulation or consent decree with, or citation by, any Governmental Authority relating to such Legal Requirements.

(e)          The Company has properly completed a U.S. Citizenship and Immigration Services Form I-9 for each Business Employee of the Company and the Company is now, and has been for the past three (3) years, in material compliance with all Legal Requirements governing work authorization in the United States covering the Business Employees of the Company.

(f)          Each employee and independent contractor of the Company has been properly classified for all income and employment Tax purposes under the Code and ERISA and has been properly classified as either exempt or nonexempt under the Fair Labor Standards Act and its applicable state Legal Requirements equivalents.

(g)          There are (i) to the Company’s Knowledge, no contracts or business relationships that would or could cause the Company to be deemed a federal or state contractor obligated to develop and maintain an affirmative action plan or otherwise comply with affirmative action requirements of Legal Requirements and (ii) within the past five (5) years, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed or is pending or is, to the Company’s Knowledge, threatened with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and there have been no desk audits or on-site reviews pending or scheduled.

(h)          The Company has not (i) effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (ii) effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or (iii) engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Legal Requirements. The Company has not suffered an “employment loss” (as defined in the WARN Act) more recently than six (6) months prior to the date hereof.

(i)          Except to the extent accrued in the Company Financial Statements, no present or former employee of the Company has or will have as a result of the consummation of the transactions contemplated by this Agreement any claim against the Company (except as specifically set forth in this Agreement), on the account of or for (1) overtime pay for any period on or before the Closing Date, (2) wages, salary, bonuses or amounts due under any Employee Benefit Plan or Other Plan, (3) severance pay or claim for unlawful discharge, (4) workers compensation or (5) unemployment claims.

4.8           Employee Benefit Plans.

(a)          Schedule 4.8(a) lists each Employee Benefit Plan and Other Plan.

(b)          Each Employee Benefit Plan (and related trust, insurance contract or fund) under which any Business Employees of the Company have been covered has complied and currently complies in all material respects with applicable Legal Requirements (including applicable provisions of ERISA and the Code), and all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. All Employee Benefit Plans and Other Plans have been maintained and administered in all material respects in accordance with their terms and the Company has timely made all required contributions thereto. Nothing has occurred with respect to the operation of any Employee Benefit Plan and Other Plan that would cause the loss of Tax-qualification or exemption or the imposition of any lien, penalty or Tax under ERISA or the Code, or which would otherwise cause a Material Adverse Effect.

(c)          With respect to each Employee Benefit Plan and Other Plan, the Company has provided to Parent, to the extent applicable, a copy of: (i) all plan documents, (ii) written summaries of all unwritten plans, (iii) all related trust agreements, insurance contracts, and third-party administration contracts, (iv) the Form 5500 and any attached financial schedules for the last three plan years, (v) summary plan descriptions, summaries of material modifications/reductions, summary annual reports, annual funding notices, and any prospectuses that describe the Employee Benefit Plan and Other Plan, (vi) the annual financial report, for the last three plan years; (vi) the actuarial reports for the last three plan years, (vii) all employee handbooks and (viii) the most recent IRS determination letter or opinion letter for any plan intended to meet the qualification requirements of Section 401(a) of the Code.

(d)          No Employee Benefit Plan or Other Plan is subject to Title IV of ERISA and the Company has never maintained an Employee Benefit Plan or Other Plan that was subject to Title IV of ERISA.

(e)          No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan or Other Plan that would subject Parent to any: (i) fine, penalty, Tax, or liability of any kind imposed under ERISA, the Code, or other applicable Legal Requirements, or (ii) liability for any such penalty, Tax, or liability under any contractual indemnification or contribution obligation protecting any fiduciary, insurer, or service provider with respect to any Employee Benefit Plan or Other Plan.

(f)          No Company employee currently participates in or has participated in the last six years in a Multiemployer Plan or in an Employee Benefit Plan that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 4063 of ERISA. The Company has not incurred or is expected to incur any “withdrawal liability” within the meaning of Section 4201 of ERISA that has not been satisfied in full.

(g)          No employee, consultant, director or former employee (or beneficiary of any of the foregoing) of the Company is entitled to receive any health or disability insurance benefits (whether or not insured) beyond retirement or other termination of employment, other than group health plan continuation coverage as required under Section 601 et seq. of ERISA or Section 4980B of the Code.

(h)          There are no pending or, to the Company’s Knowledge, threatened claims (other than routine benefit claims), actions, proceedings, audits, investigations, or lawsuits that have been asserted or instituted by, against, or relating to, any Employee Benefit Plan or Other Plan, nor are there any inquiries or investigations by any governmental authority against or involving any Employee Benefit Plan or Other Plan or asserting claims under or against any Employee Benefit Plan or Other Plan.

(i)          Each Employee Benefit Plan that is intended to meet the qualification requirements under Section 401(a) of the Code is covered by a favorable determination or opinion letter issued by the IRS with respect to its tax-qualified status and the Tax-exempt status of its accompanying trust under Section 501(a) of the Code, and, to the Company’s Knowledge, nothing has occurred, including the adoption of or failure to adopt any plan amendment, which could reasonably be expected to adversely affect its Tax-qualification or the Tax-exempt status of its accompanying trust.

(j)          Each Employee Benefit Plan and Other Plan and its related documentation or agreement, summary plan description or other written communication distributed generally to Business Employees by its terms expressly reserves the right to amend and terminate such Employee Benefit Plan and Other Plan, and each Employee Benefit Plan and Other Plan may be terminated without liability to the Company, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction.

(k)          No Employee Benefit Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(l)          Each Employee Benefit Plan and Other Plan or other agreement or arrangement that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained, in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and no Tax liabilities have arisen and are currently unpaid in relation to a violation of any applicable Employee Benefit Plan or Other Plan of Section 409A of the Code, nor is any Tax liability expected to arise under Section 409A of the Code in connection with any payment as a result of the transactions contemplated by this Agreement. The Company has no obligation to gross-up or indemnify any individual with respect to any Tax liability under Section 409A of the Code.

(m)          There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA in connection with any of the Employee Benefit Plans.

4.9           Taxes.

(a)          The Company has filed all material Tax Returns required to be filed by it, all such Tax Returns are complete and accurate in all material respects, and the Company has paid or made provision in the Company Financial Statements for the payment of all Taxes due and owing by the Company (whether or not shown on a Tax Return); no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction; and there are no Encumbrances on any of the Company’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)          The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to Business Employees, independent contractors, creditors, Shareholders or other Persons for which withholding or payment is required by any Legal Requirement.

(c)          To the Company’s Knowledge, no Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either claimed or raised by any Governmental Authority in writing, or as to which the Company has notice or knowledge based upon personal contact with any agent of such authority relating to the Company.

(d)          The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax claim or assessment.

(e)          The Company is not a party to or bound by any Tax allocation or sharing agreement (other than commercial agreements entered into in the Ordinary Course of Business not primarily related to Taxes). The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign income Tax purposes (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar state, local or foreign Legal Requirement), as a transferee or successor, by contract or otherwise.

(f)          The Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year or period (or portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar state, local or foreign Legal Requirement) as a result of a change in method of accounting or use of an improper method of accounting, for a taxable year or period that ends on or before the Closing Date, (ii) pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar state, local or foreign Legal Requirement) executed on or before the Closing Date, (iii) as a result of the installment method of accounting, the completed contract method of accounting, or the cash method of accounting with respect to a transaction that occurred before the Closing, (iv) as a result of any prepaid amount received on or before the Closing or (v) pursuant to an election under Section 108(i) of the Code.

(g)          The Company has not consummated, or participated in, and is not currently participating in, any transaction which is or was a “tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or applicable Treasury Regulations. The Company has not entered into any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(h)          The Company has not distributed the stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

4.10         Solvency. The Company is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means, that: (1) the fair salable value of the tangible assets of the Company is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (2) the Company is able to pay its debts or obligations in the Ordinary Course of Business as they mature; and (3) the Company has capital sufficient to carry on its Business.

4.11         Brokers and Finders. Other than the Company’s engagement of Vantage Point Advisors for financial advisory services, none of the Company or any of its Affiliates, or any officer, trustee, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

4.12         Sufficiency of Assets. The Company has sufficient assets to operate the Business as conducted on the Execution Date and the Closing Date.

4.13         Equity Interests. Except pursuant to this Agreement and as set forth on Schedule 4.13 attached hereto, there are no outstanding or authorized options, warrants, calls, purchase rights, subscription rights, convertible securities, conversion rights, exchange rights, or other rights, contracts or commitments that require the Company to issue, sell, or otherwise cause to become outstanding any of its equity interests or sell substantially all of its assets, or to effect any merger, consolidation, or other reorganization to enter into any agreements with respect thereto. There is no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to the Company. There are no voting rights, proxies, or other agreements or understandings with respect to any of the voting of the equity interests of the Company, other than as set forth in a Voting Trust Agreement effective as of July 1, 2015 by and among certain Shareholders of the Company (the “Company Voting Trust Agreement”). Other than as set forth in the Company Voting Trust Agreement and Company Shareholders’ Agreement by and among the Shareholders and the Company (the “Company Shareholders’ Agreement”), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any equity interests of the Company. The issuance and sale of all of the Company Shares has been in full compliance with all applicable securities laws. All of the Company Shares are duly authorized, validly issued, fully paid and nonassessable. The authorized number of shares of capital stock of the Company is 900,000,000 shares of Common Stock, of which 396,858,568 shares of Common Stock are issued and outstanding and owned of record by the Shareholders as of the Effective Date in the amounts set forth in Schedule 4.13. The Company Shares were issued in accordance with the Company’s articles of incorporation and bylaws in effect at such time and are owned beneficially and of record by the Shareholders, free and clear of all Encumbrances, and constitute the only issued and outstanding capital stock of the Company. Schedule 4.13 attached hereto (a) is a complete and accurate list of the names of the Shareholders of record of the Company and, with respect to any such Shareholders that are entities, the individuals who are the beneficial owners of such entities and (b) sets forth the number and type of Company Shares of the Company Common Stock owned by each such Shareholder. To the Company’s Knowledge, no physician who is currently a director or officer with the Company has been denied privileges or otherwise been suspended or excluded from providing services under any of the Plan Contracts or otherwise had his or her ability to provide services under any of the Plan Contracts limited, nor has any such physician been suspended, debarred or excluded from participation in the Medicare, Medi-Cal or other federal or state program by the U.S. Department of Health and Human Services, Office of the Inspector General or the U.S. General Services Administration or any other Governmental Authority.

4.14         Legal and Regulatory Compliance.

(a)          The Company is, and has been, in compliance in all material respects with all Legal Requirements that apply to the Company, and the Company has timely filed all reports, data and other information required to be filed with Governmental Authorities. The Company has not received written notice or communication from any Person of any inquiry, proceeding or investigation by Governmental Authorities alleging or based upon a violation of any Legal Requirements by Company or that involves services furnished or data submitted by Company.

(b)           No Governmental Authority or other Person has conducted, or has given the Company any notice or communication that it intends to conduct, any audit or other review of the Company’s services to any of its clients with regard to such client’s participation in, provision of services under, or submission of data in connection with the Medicare or Medi-Cal programs, and no such audit or review would reasonably be expected to result in any liability to the Company for any reimbursement, penalty or interest with respect to payments received by the Company. To the Company’s Knowledge, other than normal claims disputes, none of the Company’s clients has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or with any other third-party payor. The Company has used reasonable efforts to confirm that the clients to which it or its Affiliates provides services under Material Contracts have at all times been in compliance with the financial solvency and other applicable requirements of the Knox-Keene Act and its implementing regulations. The Company has not on behalf of any of its clients submitted any false or fraudulent claim to any Third Party and has not received any notice from any Third Party for any allegation of a billing mistake, overpayment claim, false claim or fraud by the Company. All billing practices of the Company have been true, fair and correct and in compliance with all applicable federal and state Legal Requirements, and the Company has not billed for or received any payment or reimbursement in excess of amounts permitted by applicable federal and state Legal Requirements. The Company has not knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable federal or state self-referral or anti-kickback law (including without limitation 42 U.S.C. § 1320a-7b(b)), rule, regulation, and Governmental Authority instructions and guidance. Except as set forth on Schedule 4.14, the Company has complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and all applicable state data privacy and security laws with respect to the business operations of the Company. Except as set forth on Schedule 4.14, the Business and operations of the Company has been and is being conducted in compliance with all applicable federal and state licensing and approval requirements of all Governmental Authorities. The Company has not been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with or sanction by any Governmental Authority. If required consents timely are obtained and required notices timely are given, the consummation of the transactions contemplated under this Agreement will not adversely affect the reimbursement of the Company’s clients by any third party payor.

(c)          The Company has at all times operated in compliance with the federal antitrust laws and guidance from the federal antitrust enforcement agencies (the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC” and, collectively with the DOJ, the “Antitrust Agencies”). The Company has not negotiated or entered into any contract with a third-party payor on behalf of independent, competing physicians except in compliance with the antitrust laws and guidance from the Antitrust Agencies. The Company has not received any written notice or communication, determination letter, business review letter or advisory opinion from, or entered into any consent decree or settlement agreement with, any third-party payor, the Antitrust Agencies or the State of California Office of the Attorney General (“AG”), and neither of the Antitrust Agencies nor the AG has or is investigating Company’s compliance with federal and/or state antitrust laws, regarding, without limitation, the Company’s ability under federal and/or state antitrust laws to negotiate with third-party payors on behalf of independent, competing providers.

4.15         Permits and Licenses. The Company has all permits, licenses, registrations, certifications and approvals that are necessary to enable the Company to carry on its Business. Schedule 4.15 attached hereto lists all of the Permits and Licenses of the Company. All Permits and Licenses are valid and in full force and effect in all respects, and no violations of any such Permits and Licenses have occurred or have been alleged in writing to have occurred, and no restrictions exist with respect to any such Permits and Licenses. There are no investigations or proceedings pending or, to the Company’s Knowledge, threatened that would have the effect of terminating, revoking, limiting, suspending, restricting, impairing or otherwise affecting the transfer or renewal of any of the Permits and Licenses. The Company has not received written notice of any Action pending or recommended by any Governmental Authority to revoke, withdraw or suspend any of the Permits and Licenses.

4.16         Condition of Assets.

(a)          The Company has good and marketable title to, a valid leasehold interest in, or has the valid and enforceable right to use, all of the assets that are material to the operation of the Business, free and clear of any and all Encumbrances. Each such asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used;

(b)          All equipment that is necessary for the operation of the Company (the “Equipment”) has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used in the Business.

(c)          Without limiting the generality of Section 4.16(a) above, the Company has the valid and enforceable right (whether based in ownership, contract or otherwise) to install and use all computer software (including computerized databases) as presently installed or used by the Company in connection with the operation of the Business.

4.17         Financing Statements; Indebtedness. Except for Permitted Encumbrances, no financing statements under the Uniform Commercial Code that name the Company as debtor or lessee have been filed in California or in any other jurisdiction to reflect a security interest in its assets, except financing statements, if any, no longer in effect. Except as set forth on Schedule 4.17, the Company (a) has no Indebtedness, (b) is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or (c) has no letters of credit outstanding.

4.18         Real Property.

(a)          The Company has no ownership, leasehold or other interest in any real property other than a Real Property Lease and the real property and improvements thereon subject to a Real Property Lease comply in all material respects with all Legal Requirements. Schedule 4.18(a) lists each parcel of real property that is leased by the Company as lessee (identified by address).

(b)          The Company holds a valid leasehold interest in each parcel of real property listed on Schedule 4.18(a) pursuant to the leases listed on Schedule 4.18(b) (the “Real Property Leases”). A true and complete copy of each Real Property Lease, including any amendments, schedules and exhibits, has been made available to Parent. Each Real Property Lease is valid and binding and has not been amended, modified or assigned, except as otherwise set forth on Schedule 4.18(b). Schedule 4.18(a) describes all real property leased, occupied or otherwise used by the Company. There are no defaults, defenses, offsets or claims by the Company or, to the Company’s Knowledge, by any landlord under any of the Real Property Leases or other arrangements by which the Company leases, occupies or otherwise uses any real property.

(c)          There is no proceeding in progress, pending or, to the Company’s Knowledge, threatened against the Company that would reasonably be expected to interfere with the quiet enjoyment by the Company of any parcel of the Real Property that is leased by the Company as lessee.

4.19         Related-Party Transactions. Except as set forth on Schedule 4.19, no current or former officer, director, employee, Shareholder or Affiliate of the Company (i) has any material interest in or owns any property or right used in the conduct of the Business, (ii) is presently, or during the last 12 months has been, a party to any material transaction with Company or (iii) is the direct or indirect owner of an interest in any Person that is a present competitor, supplier or customer of the Business (other than non-affiliated holdings in publicly held companies).

4.20         Insurance.

(a)          All policies or binders of fire, liability, product liability, worker’s compensation, vehicular, life, fiduciary liability, fidelity bond, directors’ and officers’ liability, malpractice liability, theft, other forms of property and casualty insurance and other insurance held by or on behalf of the Company are listed and described on Schedule 4.20(a), are valid and enforceable in accordance with their terms, and are in full force and effect. Schedule 4.20(a) indicates, for each such policy, whether it provides coverage on a “claims made” or “occurrence” basis. All such policies (i) are for such amounts as are sufficient for all Legal Requirements and all contracts to which the Company is a party or by which the Company is bound and (ii) are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the businesses, assets and properties of the Company. Schedule 4.20(a) lists in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. All premiums on all such policies have been paid to date and the Company has complied with all conditions of such policies. The Company is not in default with respect to its obligations under any of such insurance policies, nor has the Company received any notification of cancellation of any such insurance policies.

(b)          Except as set forth on Schedule 4.20(b) no insurance carrier has denied coverage for any claim asserted by the Company during the twelve (12) month period preceding the date hereof, nor has any insurance carrier declined to provide any coverage to the Company during the twelve (12) month period preceding the date hereof. Schedule 4.20(b) hereto sets forth, by year, for the current policy year and each of the two (2) preceding policy years: (i) a summary of the loss experience under each policy of insurance; and (ii) a statement describing each claim under a policy of insurance (including (A) the name of the claimant, (B) a description of the policy by insurer, type of insurance and period of coverage and (C) the amount and brief description of the claims). Except as set forth on Schedule 4.20(b) there are no pending claims under any such policies, and there are no claims under such policies as to which the insurers have denied liability.

(c)          Except as set forth on Schedule 4.20(c), no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to the Company’s Knowledge, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Schedule 4.20(c), all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

4.21         Intangible Personal Property; Software.

(a)          Schedule 4.21(a) is a true and complete list of each patent, copyright, trademark, service mark, trade name or other item of Intellectual Property registered by the Company with any Governmental Body.

(b)          The Company owns, or holds adequate licenses or other rights to use, all Intellectual Property used by the Company in connection with its operations. No Actions have been instituted, are pending or, to the Company’s Knowledge, are threatened which challenge the validity of the ownership or use by the Company of any Intellectual Property that it has used.

(c)          The Company has not received any written notice of any claim, and has no other reasonable grounds to believe, that any Intellectual Property that it has used is infringing any patent, trade name, trademark, service mark, copyright, trade secret, or other Intellectual Property belonging to any other Person.

(d)          Schedule 4.21(d) sets forth a list of all computer software programs, computer databases and related documentation and materials that are used by the Company in connection with its Business operations other than commercial off-the-shelf software programs, as well as those subject only to “shrink wrap,” “click through” and/or “click wrap” licenses. The Company either owns such listed software or holds a valid license to use such software and the use by the Company of such listed software that is proprietary to the Company does not conflict with, misappropriate or infringe upon the rights or ownership interests of any other Person.

4.22         Environmental. Except as set forth in Schedule 4.22:

(a)          The Company is in compliance in all material respects with, and for the past ten (10) years has been in compliance in all material respects with all applicable Environmental Legal Requirements. No change in facts or circumstances reported or assumed in the applications for or the granting of the Environmental Permits exists. There are no proceedings pending or, to the Company’s Knowledge, threatened which would jeopardize the validity of any of the Environmental Permits.

(b)          There are no Environmental Claims pending or, to the Company’s Knowledge, threatened against the Company, the Real Property or any Person whose liability for Environmental Claims, the Company may have assumed contractually or by operation of law and, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

(c)          (i) None of the Company or any of its respective predecessors or, to the Company’s Knowledge, Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Materials, or owned or operated such Real Property in such manner as have given or would give rise to any liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Legal Requirements; (ii) there are no underground or above ground storage tanks or any septic tanks, pits, sumps or lagoons at the Real Property; (iii) there is no asbestos or asbestos-containing material located at or on the Real Property; (iv) there is not constructed, placed, deposited, Released, stored, disposed, leaching nor located on the Real Property any polychlorinated biphenyls; and (v) no Environmental Lien or land use limitation has attached to the Real Property or any other property now or formerly operated or used in connection with the Business or the Company’s assets or otherwise by the Company or its predecessors or, to the Company’s Knowledge, Affiliates.

(d)          There is no Environmental Condition at, under, in the vicinity of or emanating from, the Real Property, or during the period of the Company’s ownership, lease, use or occupancy thereof, at, under, in the vicinity of or emanating from any property formerly owned, leased, used or occupied by the Company.

(e)          The Company has not entered into any consent order, consent decree, settlement agreement or other similar agreement with any Governmental Authority that imposes ongoing or outstanding obligations under Environmental Legal Requirements on the Company, other than the Environmental Permits.

(f)          The Company has not assumed by contract any liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Legal Requirements.

(g)          Neither the Real Property nor any other property operated or used in connection with the Company’s Business and/or assets or otherwise by the Company, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites, and no condition at such properties exists that, if known to a Governmental Authority, would qualify such property for inclusion on any such list.

(h)          The Company has provided Parent with copies of any environmental permits, environmental assessments, remedial investigation reports, remedial action reports, audit reports or other similar studies or analyses relating to the Business, the Real Property and the Company.

4.23         Books and Records. The minute books, stock record books and other books and records of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices and applicable Legal Requirements. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Shareholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Shareholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

4.24         Disclosure. No representation or warranty of the Company in this Agreement and no information contained in the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The Company has delivered or caused to be delivered to Parent true, correct and complete copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in the Disclosure Schedule.

4.25         Accredited Investor. To the Company’s Knowledge, including based upon the shareholder representations made to the Company set forth in subscription agreements executed by each Shareholder, each Shareholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Disclosure Schedule dated as of the date hereof and delivered by Parent to the Company concurrently with or prior to the execution and delivery of this Agreement, as an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Parent and Merger Sub jointly and severally make the following representations and warranties to the Company of the Execution Date and the Closing Date:

5.1           Authority of Parent; No Conflicts. This Agreement constitutes a valid and binding agreement by each of Parent and Merger Sub, enforceable in accordance with its terms, and, except as set forth on Schedule 5.1, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will:

(a)          conflict with, or result in, a breach of Parent’s or Merger Sub’s corporate or governing documents, as applicable;

(b)          violate any applicable statute, Legal Requirement, rule or regulation or any other writ, injunction or decree of any court or Governmental Authority;

(c)          violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under, whether after the giving of notice, lapse of time, or both) the terms or conditions or provisions of any note, instrument, bond, lease, mortgage, obligation, Plan Contract or other agreement, or understanding, arrangement or restriction of any kind to which Parent, or in the case of Plan Contracts, any of Parent’s clients, is a party or by which Parent, Merger Sub or any of their respective assets or properties may be bound; or

(d)          require the consent or approval by or notice to any Governmental Authority or other Third Party beyond those already obtained prior to the date hereof, including consents for any change of control of Parent, pursuant to or as a result of the transactions contemplated under this Agreement and for the continuity of Plan Contracts and reimbursement under those contracts.

5.2           Organization and Power and Authority of Parent. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with its terms subject to General Enforceability Exceptions. Parent has all requisite corporate power and authority to own, operate and lease its respective properties and carry on its Business as currently conducted. Parent is qualified to do business as a foreign corporation under the laws of the State of California and each other jurisdiction where failure to so qualify would have a Material Adverse Effect. The copies of the articles of incorporation, bylaws and other organizational and governing instruments for Parent, each as amended to date and made available to the Company’s counsel, are complete and correct, and no amendments thereto are pending other than as contemplated hereby. Other than the Parent Shareholder Approval that will occur pursuant to Section 3.11 of this Agreement, all action on the part of Parent necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby has been taken. The board of directors of Parent has approved the Merger and this Agreement in accordance with the CGCL and all requirements of Parent’s organizational and governing documents. Except as set forth on Exhibit 21.1 to Parent Annual Report on Form 10-K for the year ended March 31, 2016, Parent does not have any subsidiary, or any equity interest in another Person.

5.3           Organization and Power and Authority of Merger Sub. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement in accordance with its terms subject to General Enforceability Exceptions. No approvals or consents of any Persons are necessary for the execution, delivery and performance of this Agreement by Merger Sub, except as have been obtained on or before the Closing Date. All action on the part of Merger Sub necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been taken.

5.4           Financial Statements; Accounts Receivable. The following have been prepared from the books and records of Parent and are attached to Schedule 5.4 hereto: (i) audited consolidated financial statements of Parent as of and for the periods ended March 31, 2014, 2015 and 2016 (collectively, the “Parent Audited Financial Statements”) and (ii) unaudited consolidated financial statements of Parent as of and for the six (6) month period ended September 30, 2016, subject to normal, recurring year-end adjustments and the absence of notes (the “Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”). Except as may be set forth in the notes to Parent Financial Statements, Parent Financial Statements fairly present in all material respects the consolidated financial condition and results of operations, as applicable, of Parent as of and for the periods then ended, in each case in conformity with GAAP consistently applied during such periods, except that the Parent Unaudited Financial Statements contain estimates of certain accruals, lack footnotes and other presentation items, and are subject to normal immaterial year-end adjustments required by GAAP.

(a)          Subject to the introductory paragraph of Section 5.4 above, the books and records of Parent (i) accurately reflect in all material respects all items of income and expense and all material assets and material liabilities of Parent and (ii) are complete and correct in all material respects and do not contain any material inaccuracies or discrepancies.

(b)          Subject to the introductory paragraph of Section 5.4 above, Parent has no obligation or liability that would be required to be reflected on, reserved against, or otherwise recorded on a balance sheet prepared in accordance with GAAP, except for (i) the liabilities reflected or reserved against on the balance sheet of Parent, dated March 31, 2016, (ii) liabilities incurred in the Ordinary Course of Business of Parent since March 31, 2016 and (iii) Transaction Expenses.

(c)          The accounts receivable, notes receivable and other receivables owed to Parent as of the Closing Date, including, without limitation, those currently outstanding receivables reflected on Parent Financial Statements and all currently outstanding receivables accrued as of the Closing Date, (i) are valid obligations owed to Parent by Third Parties, (ii) result from operations of Parent in the Ordinary Course of Business and (iii) to Parent’s Knowledge, are not disputed or subject to any counterclaim or right of setoff.

5.5           Absence of Certain Changes. Except as set forth on Schedule 5.5, since the date of the Parent Audited Financial Statements: (1) Parent has: (x) conducted its respective Business in the Ordinary Course of Business and (y) used its commercially reasonable efforts to preserve the goodwill and organization of its Businesses and its relationships with customers, vendors, Business Employees and other Persons having business relations with Parent; and (2):

(a)          no Material Adverse Effect has occurred;

(b)          there has been no damage, destruction, or loss, whether or not covered by insurance, of any of the assets of Parent, ordinary wear and tear excepted, in an amount which exceeds $100,000 or which adversely affects the ability of Parent to continue to conduct its Business in all material respects as such Business was conducted during the periods covered by the Parent Audited Financial Statements;

(c)          no labor dispute or enactment of a state or local Legal Requirement, promulgation of a state or local regulation, or other event or condition has occurred which adversely affects Parent;

(d)          there has been no change in the method of accounting or accounting practices of Parent;

(e)          there has been no purchase or lease, or commitment for the purchase or lease of, vehicles, equipment, machinery, leasehold improvements, or other capital items not disclosed or reserved for in Parent Financial Statements in an amount which exceeds $100,000, and no sale, transfer, mortgage, pledge, or subjection to any Encumbrance of any kind of, on or affecting any of the assets of Parent having a book value greater than $100,000, except the utilization of inventory and the sale of obsolete assets in the Ordinary Course of Business and the imposition of Permitted Encumbrances;

(f)          Parent has made Parent has not (i) entered into any contract, which, if in effect on the Execution Date, would be a Parent Material Contract, except in the Ordinary Course of Business, (ii) entered into any contract that would limit or otherwise restrict Parent from engaging or competing in any line of business, or that would, after the Execution Date, limit or otherwise restrict Parent from engaging or competing in any line of business or (iii) terminated, canceled, or requested any material change to, ceased performing in any material respect or failed to materially perform under or committed a material default under a Parent Material Contract;

(g)          Parent has not incurred any obligation or liability in an amount which exceeds $250,000 (absolute, accrued, contingent or other), whether or not covered by insurance, except in the Ordinary Course of Business;

(h)          Parent has not discharged or satisfied any Encumbrance, or paid or satisfied or agreed to extend any obligation or liability in an amount which exceeds $100,000 (absolute, accrued, contingent or otherwise) except in the Ordinary Course of Business;

(i)          Except as set forth on Schedule 5.5, Parent has not issued any stock, bonds or other securities;

(j)          no Action has been commenced or, to Parent’s Knowledge, threatened against or relating to or involving Parent or to any of the material assets of Parent (including, without limitation, any Intellectual Property that is material to or necessary for the Business or operation of Parent) that could reasonably be expected to adversely impact the transactions contemplated by this Agreement;

(k)          Parent has not made or changed any Tax election, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement with respect to Taxes of Parent, settled or compromised any Tax claim or assessment of Parent, surrendered any right to a refund with respect to Taxes of Parent, changed an annual reporting period, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment of Parent, or took any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of such entity or decreasing any Tax attribute of such entity. Parent has not increased or established any reserve for Taxes or any other liability on its books or otherwise provided therefor;

(l)          Parent has not acquired any equity interest in any Person;

(m)          except in the Ordinary Course of Business, as reflected and accrued for on Parent Financial Statements, Parent has not amended any Employee Benefit Plan, other than any amendments required by applicable Legal Requirements;

(n)          Parent has not made any distribution to shareholders other than to repurchase Parent’s shares of stock from any shareholder pursuant to a written agreement in effect prior to the Execution Date, if a copy of such agreement has been delivered to the Company on or before the Execution Date;

(o)          Except as contemplated by this Agreement, Parent has not authorized for issuance, issued, sold, granted, pledged or disposed of, or agreed or committed to issue, sell, grant, pledge or dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class of Parent or any other securities or equity equivalents;

(p)          Except as set forth on Schedule 5.5, Parent has not (i) prepaid any loans (if any) from its shareholders (in their capacity as such), officers or directors or any Person affiliated with any of the foregoing, (ii) made any change in its borrowing arrangements, (iii) waived, released or assigned any rights or claims, except in the Ordinary Course of Business or (iv) incurred any Indebtedness other than under its existing credit facilities;

(q)          Parent has not entered into any new line of business or discontinued any line of business;

(r)          there has been no failure to maintain, abandonment or other disposition of any assets or properties except in the Ordinary Course of Business;

(s)          Parent has not settled or compromised any pending or threatened Action or any Action that involves monitoring or reporting obligations to any Governmental Authority, and except for routine payments made in the Ordinary Course of Business, there has been no payment of any amount to any Governmental Body, incurred, imposed or based upon any Legal Requirement related to the provision of health care items or services by Parent or, to Parent’s Knowledge, any clients of Parent, or environmental protection; and

(t)          Except as set forth on Schedule 5.5, Parent has not incurred any obligation or liability to any of its officers, directors, shareholders or Business Employees, or any loans or advances made by Parent to any of its officers, directors, shareholders or Business Employees.

5.6           Material Contracts.

(a)          Except as disclosed on Schedule 5.6, Parent has delivered or made available to the Company an accurate list (attached hereto as Schedule 5.6), and true and complete copies, of all of the material contracts, leases and instruments to which Parent is a party or by which Parent or any of its material assets are bound, including, (i) any Provider Contract; (ii) any loan agreement, promissory note, mortgage, security agreement, guaranty or other documents entered into in connection therewith with respect to any Indebtedness; (iii) any contract or agreement for the maintenance, purchase or sale of equipment or capital assets that involves the expenditure or receipt of more than One Hundred Thousand Dollars ($100,000); (iv) any lease of personal or real property where Parent is lessor or lessee that involves the expenditure or receipt of more than Fifty Thousand Dollars ($50,000); (v) any partnership agreement or joint venture agreement; (vi) any license or other agreement involving Parent’s Intellectual Property that is material and necessary for the operation of the Business; (vii) any agreement with another Person limiting or restricting the ability of Parent to enter into or engage in any market or line of business; (viii) other than in the Ordinary Course of Business, any contracts for the sale of any assets that would be material to Parent taken as a whole or for the grant to any Person of any preferential rights to purchase any of their assets; (ix) any agreement relating to the acquisition by Parent of any material operating business or the material assets or capital stock of any other Person entered into since January 1, 2013; (x) any agreements under which Parent has made material advances or loans to any other Person (which shall not include advances or loans made in the Ordinary Course of Business); (xi) any material settlement since January 1, 2013 or similar contract resolving any litigation against or by Parent that creates reporting obligations to any Governmental Authority; (xii) sales representative or sales or distribution contracts that involve the expenditure or receipt of more than Twenty-Five Thousand Dollars ($25,000); and (xiii) any shareholders or voting agreement or any contract under which Parent has granted any Person any registration rights (collectively, the “Parent Material Contracts”).

(b)          With respect to the Parent Material Contracts: (i) Each Parent Material Contract is in full force and effect against Parent, has not been terminated or canceled and no written notice of termination or cancellation has been given or received, (ii) Parent has not been advised in writing that the other party thereto intends to cancel any Parent Material Contract, and (iii) to Parent’s Knowledge, there are no outstanding disputes under any Parent Material Contract.

5.7           Litigation.

(a)          Except as set forth on Schedule 5.7(a) hereto, there is no Action pending or to Parent’s Knowledge threatened, involving Parent or any of its respective officers or directors in their capacities as such. Except as set forth on Schedule 5.7(a) hereto, Parent is not subject to any outstanding award, decision, injunction, settlement, sanction, ruling, subpoena, writ, verdict, judgment, order or decree of any Governmental Authority.

(b)          There is no Action pending or, to Parent’s Knowledge, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or seeks to prohibit consummation by Parent of the transactions contemplated hereby or that relates to any of the material assets of Parent.

(c)          There is no Action or proceeding pending by any Governmental Authority affecting Parent’s continued ability to provide billing and collection services or other services to participant’s in Medicare, Medicaid, and other governmental payment programs, including managed care programs.

5.8           Business Employees and Employee Relations.

(a)          No key Business Employee of Parent has given notice to Parent that such Business Employee intends to cease, or is considering ceasing or reducing, his or her employment upon or after consummation of the transactions contemplated hereby. To Parent’s Knowledge none of the actions described in the preceding sentence is threatened.

(b)          Parent is not now, and has not in the last three (3) years been, a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Parent is not now, and has not in the last three (3) years been, the subject of an actual or, to Parent’s Knowledge, threatened (i) labor strike, labor dispute, walkout, work stoppage, slow-down or lockout, (ii) proceeding asserting that Parent has committed an unfair labor practice, (iii) proceeding by which any individual or entity seeks or sought to compel Parent to bargain with any labor union or labor organization or (iv) union organizing campaign involving Parent’s Business Employees.

(c)          Except as set forth on Schedule 5.8(c), no employee of Parent, to Parent’s Knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a Third Party relating to the right of any such employee to be employed by Parent because of the nature of the Business conducted by Parent or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 5.8(c), to Parent’s Knowledge, each current employee of Parent has entered into a nondisclosure agreement with Parent. Prior to the date hereof, Parent has heretofore provided the Company with copies of all signed agreements with Business Employees identified in this subparagraph.

(d)          (i) Parent is in compliance in all material respects with all Legal Requirements and orders relating to the employment of workers, including all Legal Requirements and orders relating to wages, hours, fair employment practices, discrimination and retaliation, medical or other leave, civil rights, affirmative action, collective bargaining, work authorization and immigration and (ii) since January 1, 2011 there have been no claims, charges, complaints, demands made, or to Parent’s Knowledge, threatened to be made, before any Governmental Authority with respect to any alleged violation of any such Legal Requirements. Parent presently is not, nor in the last three (3) years has been, a party to or otherwise bound by any settlement, stipulation or consent decree with, or citation by, any Governmental Authority relating to such Legal Requirements.

(e)          Parent has properly completed a U.S. Citizenship and Immigration Services Form I-9 for each Business Employee of Parent and Parent is now, and has been for the past three (3) years, in material compliance with all Legal Requirements governing work authorization in the United States covering the Business Employees of Parent.

(f)          Each employee and independent contractor of Parent has been properly classified for all income and employment Tax purposes under the Code and ERISA and has been properly classified as either exempt or nonexempt under the Fair Labor Standards Act and its applicable state Legal Requirements equivalents.

(g)          There are (i) to Parent’s Knowledge, no contracts or business relationships that would or could cause Parent to be deemed a federal or state contractor obligated to develop and maintain an affirmative action plan or otherwise comply with affirmative action requirements of Legal Requirements and (ii) within the past five (5) years, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed or is pending or is, to Parent’s Knowledge, threatened with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and there have been no desk audits or on-site reviews pending or scheduled.

(h)          Parent has not (i) effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent, (ii) effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent or (iii) engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Legal Requirements. Parent has not suffered an “employment loss” (as defined in the WARN Act) more recently than six (6) months prior to the date hereof.

(i)          Except to the extent accrued in Parent Financial Statements, no present or former employee of Parent has or will have as a result of the consummation of the transactions contemplated by this Agreement any claim against Parent (except as specifically set forth in this Agreement), on the account of or for (1) overtime pay for any period on or before the Closing Date, (2) wages, salary, bonuses or amounts due under any Employee Benefit Plan or Other Plan, (3) severance pay or claim for unlawful discharge, (4) workers compensation or (5) unemployment claims.

5.9           Employee Benefit Plans.

(a)          Schedule 5.9(a) lists each Employee Benefit Plan and Other Plan.

(b)          Each Employee Benefit Plan (and related trust, insurance contract or fund) under which any Business Employees of Parent have been covered has complied and currently complies in all material respects with applicable Legal Requirements (including applicable provisions of ERISA and the Code), and all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. All Employee Benefit Plans and Other Plans have been maintained and administered in all material respects in accordance with their terms and Parent has timely made all required contributions thereto. Nothing has occurred with respect to the operation of any Employee Benefit Plan and Other Plan that would cause the loss of Tax-qualification or exemption or the imposition of any lien, penalty or Tax under ERISA or the Code, or which would otherwise cause a Material Adverse Effect.

(c)          With respect to each Employee Benefit Plan and Other Plan, Parent has provided to Parent, to the extent applicable, a copy of: (i) all plan documents, (ii) written summaries of all unwritten plans, (iii) all related trust agreements, insurance contracts, and third-party administration contracts, (iv) the Form 5500 and any attached financial schedules for the last three plan years, (v) summary plan descriptions, summaries of material modifications/reductions, summary annual reports, annual funding notices, and any prospectuses that describe the Employee Benefit Plan and Other Plan, (vi) the annual financial report, for the last three plan years; (vi) the actuarial reports for the last three plan years, (vii) all employee handbooks and (viii) the most recent IRS determination letter or opinion letter for any plan intended to meet the qualification requirements of Section 401(a) of the Code.

(d)          No Employee Benefit Plan or Other Plan is subject to Title IV of ERISA and Parent has never maintained an Employee Benefit Plan or Other Plan that was subject to Title IV of ERISA.

(e)          No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan or Other Plan that would subject Parent to any: (i) fine, penalty, Tax, or liability of any kind imposed under ERISA, the Code, or other applicable Legal Requirements, or (ii) liability for any such penalty, Tax, or liability under any contractual indemnification or contribution obligation protecting any fiduciary, insurer, or service provider with respect to any Employee Benefit Plan or Other Plan.

(f)          No Parent employee currently participates in or has participated in the last six years in a Multiemployer Plan or in an Employee Benefit Plan that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 4063 of ERISA. Parent has not incurred or is expected to incur any “withdrawal liability” within the meaning of Section 4201 of ERISA that has not been satisfied in full.

(g)          No employee, consultant, director or former employee (or beneficiary of any of the foregoing) of Parent is entitled to receive any health or disability insurance benefits (whether or not insured) beyond retirement or other termination of employment, other than group health plan continuation coverage as required under Section 601 et seq. of ERISA or Section 4980B of the Code.

(h)          There are no pending or, to Parent’s Knowledge, threatened claims (other than routine benefit claims), actions, proceedings, audits, investigations, or lawsuits that have been asserted or instituted by, against, or relating to, any Employee Benefit Plan or Other Plan, nor are there any inquiries or investigations by any governmental authority against or involving any Employee Benefit Plan or Other Plan or asserting claims under or against any Employee Benefit Plan or Other Plan.

(i)          Each Employee Benefit Plan that is intended to meet the qualification requirements under Section 401(a) of the Code is covered by a favorable determination or opinion letter issued by the IRS with respect to its tax-qualified status and the Tax-exempt status of its accompanying trust under Section 501(a) of the Code, and, to Parent’s Knowledge, nothing has occurred, including the adoption of or failure to adopt any plan amendment, which could reasonably be expected to adversely affect its Tax-qualification or the Tax-exempt status of its accompanying trust.

(j)          Each Employee Benefit Plan and Other Plan and its related documentation or agreement, summary plan description or other written communication distributed generally to Business Employees by its terms expressly reserves the right to amend and terminate such Employee Benefit Plan and Other Plan, and each Employee Benefit Plan and Other Plan may be terminated without liability to Parent, except for vested benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction.

(k)          No Employee Benefit Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(l)          Each Employee Benefit Plan and Other Plan or other agreement or arrangement that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained, in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and no Tax liabilities have arisen and are currently unpaid in relation to a violation of any applicable Employee Benefit Plan or Other Plan of Section 409A of the Code, nor is any Tax liability expected to arise under Section 409A of the Code in connection with any payment as a result of the transactions contemplated by this Agreement. Parent has no obligation to gross-up or indemnify any individual with respect to any Tax liability under Section 409A of the Code.

(m)          There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA in connection with any of the Employee Benefit Plans.

5.10         Taxes.

(a)          Parent has filed all material Tax Returns required to be filed by it, all such Tax Returns are complete and accurate in all material respects, and Parent has paid or made provision in Parent Financial Statements for the payment of all Taxes due and owing by Parent (whether or not shown on a Tax Return); no claim has ever been made by a Governmental Authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to Tax by that jurisdiction; and there are no Encumbrances on any of Parent’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)          Parent has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to Business Employees, independent contractors, creditors, shareholders or other Persons for which withholding or payment is required by any Legal Requirement.

(c)          To Parent’s Knowledge, no Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Parent either claimed or raised by any Governmental Authority in writing, or as to which Parent has notice or knowledge based upon personal contact with any agent of such authority relating to Parent.

(d)          Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax claim or assessment.

(e)          Parent is not a party to or bound by any Tax allocation or sharing agreement (other than commercial agreements entered into in the Ordinary Course of Business not primarily related to Taxes). Parent (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign income Tax purposes (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar state, local or foreign Legal Requirement), as a transferee or successor, by contract or otherwise.

(f)          Parent is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year or period (or portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar state, local or foreign Legal Requirement) as a result of a change in method of accounting or use of an improper method of accounting for a taxable year or period that ends on or before the Closing Date, (ii) pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar state, local or foreign Legal Requirement) executed on or before the Closing Date, (iii) as a result of the installment method of accounting, the completed contract method of accounting, or the cash method of accounting with respect to a transaction that occurred before the Closing, (iv) as a result of any prepaid amount received on or before the Closing or (v) pursuant to an election under Section 108(i) of the Code.

(g)          Parent has not consummated, or participated in, and is not currently participating in, any transaction which is or was a “tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or applicable Treasury Regulations. Parent has not entered into any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(h)          Parent has not distributed the stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code

5.11         Solvency. Parent is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means, that: (1) the fair salable value of the tangible assets of Parent is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (2) Parent is able to pay its debts or obligations in the Ordinary Course of Business as they mature; and (3) Parent has capital sufficient to carry on its Business.

5.12         Brokers and Finders. Other than Parent’s engagement of Bank of America Merrill Lynch for financial advisory services, none of Parent or any of its Affiliates, or any officer, trustee, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

5.13         Sufficiency of Assets. Parent has sufficient assets to operate the Business as conducted on the Execution Date and the Closing Date.

5.14         Equity Interests. Except pursuant to this Agreement and as set forth on Schedule 5.14 attached hereto, there are no outstanding or authorized options, warrants, calls, purchase rights, subscription rights, convertible securities, conversion rights, exchange rights, or other rights, contracts or commitments that require Parent and/or Merger Sub to issue, sell, or otherwise cause to become outstanding any of its equity interests or sell substantially all of its assets, or to effect any merger, consolidation, or other reorganization to enter into any agreements with respect thereto. There is no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to Parent and/or Merger Sub. There are no voting rights, proxies, or other agreements or understandings with respect to any of the voting of the equity interests of Parent and/or Merger Sub. There are no outstanding contractual obligations of Parent and/or Merger Sub to repurchase, redeem or otherwise acquire any of its respective equity interests and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any equity interests of Parent and/or Merger Sub. The issuance and sale of all of Parent Shares has been in full compliance with all applicable securities laws. All of the shares of Parent and Merger Sub are duly authorized, validly issued, fully paid and nonassessable. The authorized number of shares of capital stock of Parent is 105,000,000, consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, of which 6,033,518 shares of Common Stock and 1,666,660 shares of Preferred Stock, respectively, were issued and outstanding as of the date of Parent’s last public filing prior to the Execution Date. The authorized number of shares of capital stock of Merger Sub is 1,000, consisting of 1,000 shares of Common Stock, all of which are issued and outstanding and owned of record by Parent. All of the shares of Parent and Merger Sub were issued in accordance with their respective articles of incorporation and bylaws in effect at such time and are owned beneficially and of record by the respective shareholders of Parent and Merger Sub, free and clear of all Liens, and constitute the only issued and outstanding capital stock of Parent and Merger Sub. To Parent’s Knowledge, no physician who is currently a director or officer of Parent has been suspended, debarred or excluded from participation in the Medicare, Medi-Cal or other federal or state program by the U.S. Department of Health and Human Services, Office of the Inspector General or the U.S. General Services Administration or any other Governmental Authority.

5.15         Legal and Regulatory Compliance.

(a)          Parent is, and has been, in compliance in all material respects with all Legal Requirements that apply to Parent, and Parent has timely filed all reports, data and other information required to be filed with Governmental Authorities. Parent has not received written notice or communication from any Person of any inquiry, proceeding or investigation by Governmental Authorities alleging or based upon a violation of any Legal Requirements by Parent or that involves services furnished or data submitted by Parent.

(b)          No Governmental Authority or other Person has conducted, or has given Parent any notice or communication that it intends to conduct, any audit or other review of Parent’s services to any of its clients with regard to such client’s participation in, provision of services under, or submission of data in connection with the Medicare or Medi-Cal programs, and no such audit or review would reasonably be expected to result in any liability to Parent for any reimbursement, penalty or interest with respect to payments received by Parent. To Parent’s Knowledge, other than normal claims disputes, none of Parent’s clients has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or with any other third-party payor. Parent has used reasonable efforts to confirm that the clients to which it or its Affiliates provides services under Parent Material Contracts have at all times been in compliance with the financial solvency and other applicable requirements of the Knox-Keene Act and its implementing regulations. Parent has not on behalf of any of its clients submitted any false or fraudulent claim to any Third Party and has not received any notice from any Third Party for any allegation of a billing mistake, overpayment claim, false claim or fraud by Parent. All billing practices of Parent have been true, fair and correct and in compliance with all applicable federal and state Legal Requirements, and Parent has not billed for or received any payment or reimbursement in excess of amounts permitted by applicable federal and state Legal Requirements. Parent has not knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable federal or state self-referral or anti-kickback law (including without limitation 42 U.S.C. § 1320a-7b(b)), rule, regulation, and Governmental Authority instructions and guidance. Except as set forth on Schedule 5.15, Parent has complied with all applicable security and privacy standards regarding protected health information under HIPAA and all applicable state data privacy and security laws with respect to the business operations of Parent. Except as set forth on Schedule 5.15, the Business and operations of Parent has been and is being conducted in compliance with all applicable federal and state licensing and approval requirements of all Governmental Authorities. Parent has not been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with or sanction by any Governmental Authority. If required consents timely are obtained and required notices timely are given, the consummation of the transactions contemplated under this Agreement will not adversely affect the reimbursement of Parent’s clients by any third party payor.

(c)          Parent has at all times operated in compliance with the federal antitrust laws and guidance from the federal Antitrust Agencies. Parent has not negotiated or entered into any contract with a third-party payor on behalf of independent, competing physicians except in compliance with the antitrust laws and guidance from the Antitrust Agencies. Parent has not received any written notice or communication, determination letter, business review letter or advisory opinion from, or entered into any consent decree or settlement agreement with, any third-party payor, the Antitrust Agencies or the AG, and neither of the Antitrust Agencies nor the AG has or is investigating Parent’s compliance with federal and/or state antitrust laws, regarding, without limitation, Parent’s ability under federal and/or state antitrust laws to negotiate with third-party payors on behalf of independent, competing providers.

5.16         Permits and Licenses. Parent has all permits, licenses, registrations, certifications and approvals that are necessary to enable Parent to carry on its Business. Schedule 5.16 attached hereto lists all of the Permits and Licenses of Parent. All Permits and Licenses are valid and in full force and effect in all respects, and no violations of any such Permits and Licenses have occurred or have been alleged in writing to have occurred, and no restrictions exist with respect to any such Permits and Licenses. There are no investigations or proceedings pending or, to Parent’s Knowledge, threatened that would have the effect of terminating, revoking, limiting, suspending, restricting, impairing or otherwise affecting the transfer or renewal of any of the Permits and Licenses. Parent has not received written notice of any Action pending or recommended by any Governmental Authority to revoke, withdraw or suspend any of the Permits and Licenses.

5.17         Condition of Assets.

(a)          Parent has good and marketable title to, a valid leasehold interest in, or has the valid and enforceable right to use, all of the assets that are material to the operation of the Business, free and clear of any and all Encumbrances. Each such asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used;

(b)          All equipment that is necessary for the operation of Parent has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used in the Business.

(c)          Without limiting the generality of Section 5.17(a) above, Parent has the valid and enforceable right (whether based in ownership, contract or otherwise) to install and use all computer software (including computerized databases) as presently installed or used by Parent in connection with the operation of the Business.

5.18         Financing Statements; Indebtedness. Except for Permitted Encumbrances, and except in connection with financing arrangements set forth on Schedule 5.18, no financing statements under the Uniform Commercial Code that name Parent as debtor or lessee have been filed in California or in any other jurisdiction to reflect a security interest in its assets, except financing statements, if any, no longer in effect. Except as set forth on Schedule 5.18, Parent (a) Indebtedness does not exceed $1,000,000 in the aggregate, (b) is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person or (c) has no letters of credit outstanding.

5.19         Real Property.

(a)          Except as set forth on Schedule 5.19(a), Parent has no ownership, leasehold or other interest in any real property other than a Real Property Lease and the real property and improvements thereon subject to a Real Property Lease comply in all material respects with all Legal Requirements.

(b)          Parent holds a valid leasehold interest in each parcel of Real Property set forth on Schedule 5.19(b) (the “Parent Real Property Leases”). A true and complete copy of each Real Property Lease, including any amendments, schedules and exhibits, has been made available to the Company. Except as set forth on Schedule 5.19(b), each Parent Real Property Lease is valid and binding and has not been amended, modified or assigned. There are no defaults, defenses, offsets or claims by Parent or, to Parent’s Knowledge, by any landlord under any of the Parent Real Property Leases or other arrangements by which Parent leases, occupies or otherwise uses any real property.

(c)          Except as set forth on Schedule 5.19(c), there is no proceeding in progress, pending or, to Parent’s Knowledge, threatened against Parent that would reasonably be expected to interfere with the quiet enjoyment by Parent of any parcel of the Real Property that is leased by Parent as lessee.

5.20         Related-Party Transactions. Other than with respect to Maverick IPA and except as set forth on Schedule 5.20, no current or former officer, director, employee, Shareholder or Affiliate of Parent (i) has any material interest in or owns any property or right used in the conduct of the Business, (ii) is presently, or during the last 12 months has been, a party to any material transaction with Parent or (iii) is the direct or indirect owner of an interest in any Person that is a present competitor, supplier or customer of the Business (other than non-affiliated holdings in publicly held companies).

5.21         Insurance.

(a)          All policies or binders of fire, liability, product liability, worker’s compensation, vehicular, life, fiduciary liability, fidelity bond, directors’ and officers’ liability, malpractice liability, theft, other forms of property and casualty insurance and other insurance held by or on behalf of Parent are listed and described on Schedule 5.21(a), are valid and enforceable in accordance with their terms, and are in full force and effect. Schedule 5.21(a) indicates, for each such policy, whether it provides coverage on a “claims made” or “occurrence” basis. All such policies (i) are for such amounts as are sufficient for all Legal Requirements and all contracts to which Parent is a party or by which Parent is bound and (ii) are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the businesses, assets and properties of Parent. Schedule 5.21(a) lists in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy. All premiums on all such policies have been paid to date and Parent has complied with all conditions of such policies. Parent is not in default with respect to its obligations under any of such insurance policies, nor has Parent received any notification of cancellation of any such insurance policies.

(b)          Except as set forth on Schedule 5.21(b) no insurance carrier has denied coverage for any claim asserted by Parent during the twelve (12) month period preceding the date hereof, nor has any insurance carrier declined to provide any coverage to Parent during the twelve (12) month period preceding the date hereof. Schedule 5.21(b) hereto sets forth, by year, for the current policy year and each of the two (2) preceding policy years: (i) a summary of the loss experience under each policy of insurance; and (ii) a statement describing each claim under a policy of insurance (including (A) the name of the claimant, (B) a description of the policy by insurer, type of insurance and period of coverage and (C) the amount and brief description of the claims). Except as set forth on Schedule 5.21(b) there are no pending claims under any such policies, and there are no claims under such policies as to which the insurers have denied liability.

(c)          Except as set forth on Schedule 5.21(c), no event relating to Parent has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two (2) years and, to Parent’s Knowledge, no threat has been made to cancel any insurance policy of Parent during such period. Except as noted on Schedule 5.21(c), all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by Parent to give any notice or information or Parent giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Parent under any such insurance policies.

5.22         Intangible Personal Property; Software.

(a)          Schedule 5.22(a) is a true and complete list of each patent, copyright, trademark, service mark, trade name or other item of Intellectual Property registered by Parent with any Governmental Body.

(b)          Parent owns, or holds adequate licenses or other rights to use, all Intellectual Property used by Parent in connection with its operations. No Actions have been instituted, are pending or, to Parent’s Knowledge, are threatened which challenge the validity of the ownership or use by Parent of any Intellectual Property that it has used.

(c)          Parent has not received any written notice of any claim, and has no other reasonable grounds to believe, that any Intellectual Property that it has used is infringing any patent, trade name, trademark, service mark, copyright, trade secret, or other Intellectual Property belonging to any other Person.

(d)          Schedule 5.22(d) sets forth a list of all computer software programs, computer databases and related documentation and materials that are used by Parent in connection with its Business operations other than commercial off-the-shelf software programs, as well as those subject only to “shrink wrap,” “click through” and/or “click wrap” licenses. Parent either owns such listed software or holds a valid license to use such software and the use by Parent of such listed software that is proprietary to Parent does not conflict with, misappropriate or infringe upon the rights or ownership interests of any other Person.

5.23         Environmental. Except as set forth in Schedule 5.23:

(a)          Parent is in compliance with, and for the past ten (10) years has been in compliance with all applicable Environmental Legal Requirements, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to Parent. No change in facts or circumstances reported or assumed in the applications for or the granting of the Environmental Permits exists. There are no proceedings pending or, to Parent’s Knowledge, threatened which would jeopardize the validity of any of the Environmental Permits.

(b)          There are no Environmental Claims pending or, to Parent’s Knowledge, threatened against Parent, the Real Property or any Person whose liability for Environmental Claims, Parent may have assumed contractually or by operation of law and, there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

(c)          (i) None of Parent or any of its respective predecessors or to Parent’s Knowledge, Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Materials, or owned or operated such Real Property in such manner as have given or would give rise to any liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Legal Requirements; (ii) there are no underground or above ground storage tanks or any septic tanks, pits, sumps or lagoons at the Real Property; (iii) there is no asbestos or asbestos-containing material located at or on the Real Property; (iv) there is not constructed, placed, deposited, Released, stored, disposed, leaching nor located on the Real Property any polychlorinated biphenyls; and (v) no Environmental Lien or land use limitation has attached to the Real Property or any other property now or formerly operated or used in connection with the Business and/or Parent’s assets or otherwise by Parent or their respective predecessors or, to Parent’s Knowledge, Affiliates.

(d)          There is no Environmental Condition at, under, in the vicinity of or emanating from, the Real Property, or during the period of Parent’s ownership, lease, use or occupancy thereof, at, under, in the vicinity of or emanating from any property formerly owned, leased, used or occupied by Parent.

(e)          Parent has not entered into any consent order, consent decree, settlement agreement or other similar agreement with any Governmental Authority that imposes ongoing or outstanding obligations under Environmental Legal Requirements on Parent, other than the Environmental Permits.

(f)          Parent has not assumed by contract any liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Legal Requirements.

(g)          Neither the Real Property nor any other property operated or used in connection with Parent’s Business and/or assets or otherwise by Parent, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites, and no condition at such properties exists that, if known to a Governmental Authority, would qualify such property for inclusion on any such list.

(h)          Parent has provided the Company with copies of any environmental permits, environmental assessments, remedial investigation reports, remedial action reports, audit reports or other similar studies or analyses relating to the Business, the Real Property and Parent.

5.24         Books and Records. The minute books, stock record books and other books and records of Parent, all of which have been made available to the Company, are complete and correct and have been maintained in accordance with sound business practices and applicable Legal Requirements. The minute books of Parent contain accurate and complete records of all meetings, and actions taken by written consent of, the Shareholders, Parent Board and any committees of Parent Board, and no meeting, or action taken by written consent, of any such Shareholders, Parent Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Parent.

5.25         Disclosure. No representation or warranty of Parent in this Agreement and no information contained in the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Parent has delivered or caused to be delivered to the Company true, correct and complete copies of all documents, and any and all amendments to any such documents, referred to in this Agreement or in the Disclosure Schedule.

5.26         No Disqualification Event. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person (as defined in Rule 506(d)), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

5.27         SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as Parent was required by Legal Requirements to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension or further extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries and affiliates as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

ARTICLE VI
CONDITIONS TO CLOSING

6.1           Conditions to Obligations of All Parties. The obligation of each Party to complete the Closing is subject to the satisfaction on or before the Closing Date of the following conditions:

(a)          Company Shareholder Approval. Shareholders of the Company (i) holding at least 95% of the Company Shares and (ii) representing at least 95% in number of the shareholders shall have duly and affirmatively approved the principal terms of this Agreement and the transactions contemplated hereby, including the Merger.

(b)          Parent Shareholder Approval. Parent Shareholder Approval of the principal terms of this Agreement and the transactions contemplated hereby, including the Merger, shall have been received in accordance with Section 3.10.

(c)          Regulatory Approvals. (i) Any applicable waiting period (or extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated and (ii) any applicable waiting period (or extension thereof) or approval relating to the Merger that is required under antitrust Legal Requirements (other than the HSR Act) prior to the Closing shall have expired, been terminated, or approval shall have been obtained or waived and shall be in full force and effect at the Closing.

(d)          Registration Statement. If filed by Parent pursuant to Section 3.9, the Proxy/Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC and not concluded or withdrawn.

(e)          No Injunctions or Legal Restraints; Illegality. No Governmental Authority has issued, enacted, entered, promulgated or enforced any Legal Requirements or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger.

6.2           Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to complete the Closing is subject to the satisfaction on or before the Closing Date of the following conditions, any one or more of which Parent may waive in its sole discretion:

(a)          Representations, Warranties and Covenants. The representations and warranties of the Company in Article IV and in any other written instrument the Company (or its representatives) or the Shareholders deliver to Parent (or its representatives) in connection with this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date; provided, however, that the representations and warranties of the Company set forth in Section 4.2 and Section 4.13 shall be true and correct in all respects on the date hereof and as of the Closing Date. On or before the Closing Date, the Company and the Shareholders’ Representative shall have performed and complied in all material respects with all covenants and agreements required to be performed and complied with by the Company and the Shareholders’ Representative prior to the Closing under this Agreement. For purposes of the preceding two sentences the word “material” and the term “Material Adverse Effect” in all such representations, warranties, covenants and agreements shall be stricken when reading all such representations, warranties, covenants and agreements so that the concept of materiality is not compounded in understanding and applying those two sentences.

(b)          Authority and Third-Party Consents. The Company shall have obtained all consents, authorizations, approvals, novations, and waivers of rights to terminate or modify any rights or obligations of the Company from all Third Parties and Governmental Authorities with respect to the transactions contemplated by this Agreement set forth on Schedule 6.2(b), and all such consents, authorizations, approvals, novations and waivers shall remain in effect.

(c)          Delivery of Documents. At or before the Closing, the Company shall deliver or cause to be delivered to Parent (or the Exchange Agent or other applicable Person) the following documents or take the following actions, any of which may be waived by Parent in its sole discretion:

(i)          the Exchange Agreement, duly executed by all Parties thereto other than Parent;

(ii)         the Lock-Up Agreement, duly executed by all Shareholders;

(iii)        a Certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that the conditions set forth in Section 6.2(a) have been satisfied;

(iv)        a certificate of an authorized officer of the Company, certifying as to (A) the incumbency of its officers executing documents executed and delivered in connection herewith, (B) copies of the governing and organizational documents of the Company, each as in effect from the Execution Date until the Closing Date and (C) a copy of the resolutions of the board of directors and the Shareholder(s) of the Company authorizing and approving the Merger and applicable matters contemplated hereunder;

(v)         an affidavit, duly executed by an authorized officer of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Section 897(c)(2) of the Code, in a form reasonably acceptable to Parent;

(vi)        Letters of Transmittal duly executed by Shareholders (i) holding at least 95% of the Company Shares and (ii) representing at least 95% in number of the shareholders and effective as of the Effective Time;

(vii)       evidence of termination of the Company Voting Trust Agreement effective as of the Effective Time;

(viii)      evidence of amendments or other documented contractual arrangements between the Company and Allied IPA, in form and substance reasonably satisfactory to Parent, to document the pass-through by Allied IPA to the Company of any fees received by Allied IPA for management services that are subcontracted by Allied IPA to the Company;

(ix)         customary investor representations in the form attached hereto as Exhibit G, duly executed by all Shareholders (the “Shareholder Representations”);

(x)          such other instruments, certificates, consents or other documents as are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof, or as required pursuant to the terms of this Agreement.

(d)          Litigation. No Action shall have been instituted or threatened in writing before any Governmental Authority to restrain or prevent the carrying out of the Merger or the other transactions contemplated hereby or to seek damages in connection with such transactions.

(e)          Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred.

(f)          Dissenting Shareholder Interests. The Company shall have complied in all respects with its covenants set forth in Section 3.16 and at Closing there shall be no Shareholders who have exercised their dissenters’ rights in accordance with the Dissenters’ Rights Rules (and not withdrawn such exercise or otherwise become ineligible to effect such exercise) in respect of the Merger, or any other Dissenting Shareholders.

(g)          Maverick Purchase Agreement. All of the conditions precedent to Allied IPA’s purchase of all of the issued and outstanding capital stock of Maverick IPA under the Maverick Purchase Agreement shall have been satisfied or waived.

6.3           Closing Conditions Precedent to Obligations of the Company. The Company’s obligation to complete the Closing is subject to the satisfaction on or before the Closing Date of the following conditions, any one or more of which the Company may waive in its sole discretion:

(a)          Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in Article V, and in any other written instrument Parent or Merger Sub (or their respective representatives), as applicable, delivers to the Company (or its representatives) in connection therewith, shall be true and correct in all material respects on the date hereof and as of the date of the Closing; provided, however, that the representations and warranties of Parent set forth in Section 5.2 and Section 5.14 shall be true and correct in all respects on the date hereof and as of the Closing Date. On or before the Closing Date, Parent and Merger Sub, as applicable shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Parent and Merger Sub, as applicable, prior to the Closing under this Agreement. For purposes of the preceding two sentences the word “material” and the term “Material Adverse Effect” in all such representations, warranties, covenants and agreements shall be stricken when reading all such representations, warranties, covenants and agreements so that the concept of materiality is not compounded in understanding and applying those two sentences.

(b)          Authority and Third-Party Consents. Parent and Merger Sub shall have obtained all consents, authorizations, approvals, novations, and waivers of rights to terminate or modify any rights or obligations of Parent from all Third Parties and Governmental Authorities with respect to the transactions contemplated by this Agreement set forth on Schedule 6.2(b), and all such consents, authorizations, approvals, novations and waivers shall remain in effect.

(c)          Delivery of Documents and Payment. At the Closing, Parent shall deliver or cause to be delivered to the Company (or the Exchange Agent or other applicable Person) the following documents or take the following actions, any of which may be waived by the Company in its sole discretion:

(i)          deposit of the Closing Share Payment in such manner as designated by the Exchange Agent;

(ii)         the amounts for fractional shares by wire transfer of immediately available funds to an account of the Exchange Agent for distribution to the Shareholders in accordance with the terms hereof;

(iii)        certified copies of the resolutions of Parent and Merger Sub authorizing the Merger pursuant to this Agreement;

(iv)        a Certificate of an authorized officer of Parent and Merger Sub certifying as to the incumbency of its officers executing documents executed and delivered in connection herewith;

(v)         a Certificate executed by the Chief Executive Officer and the Chief Financial Officer of Parent to the effect that the conditions set forth in Section 6.3(a) have been satisfied;

(vi)        the Exchange Agreement, duly executed by Parent and the Exchange Agent; and

(vii)       such other instruments, certificates, consents, or other documents as are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof, or as required pursuant to the terms of this Agreement.

(d)          Litigation. No Action shall have been instituted or threatened in writing before any Governmental Authority to restrain or prevent the carrying out of the Merger or the other transactions contemplated hereby or to seek damages in connection with such transactions.

(e)          Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred.

(f)          Maverick Purchase Agreement. All of the conditions precedent to Allied IPA’s purchase of all of the issued and outstanding capital stock of Maverick IPA under the Maverick Purchase Agreement shall have been satisfied or waived.

6.4           Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 6.1, 6.2 and 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply in any material respect with its obligations under this Agreement to be performed at or prior to the Closing Date.

ARTICLE VII
POST CLOSING COVENANTS

7.1           Employment and Employee Benefits.

(a)          As of the Effective Time, the Surviving Entity shall assume sponsorship of and maintain the Employee Benefit Plan sponsored and maintained by the Company immediately prior to the Closing Date under which each Business Employee will continue to participate on and after the Closing Date until such time as is otherwise determined the board of directors of Parent from and after the Effective Time.

(b)           Nothing contained herein, express or implied shall (i) be construed to establish, amend or modify any benefit plan, program, agreement, policy or arrangement or (ii) alter or limit the ability of the Surviving Entity, Parent, the Company or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement, policy or arrangement at any time assumed, established, sponsored or maintained by any of them. This Section 7.1 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.1, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.1.

7.2           Noncompete and Nonsolicitation. In consideration of the representations, warranties, indemnification obligations and release of claims given by each such Shareholder in such Shareholder’s Letter of Transmittal and herein and the compensation to be paid to the Shareholders, each Shareholder (on behalf of such Shareholder’s Affiliates) shall agree to a noncompetition and nonsolicitation in the form attached to such Shareholder’s Letter of Transmittal.

7.3           Post-Closing Parent Governance.

(a)          At the Effective Time, the certificate of incorporation and bylaws of Parent shall be amended to divide the board of directors of Parent into three (3) classes, Class I, Class II and Class III, as set forth in the Certificate of Amendment and Amendment to Bylaws attached hereto as Exhibits H-1 and H-2, respectively.

(b)          Unless otherwise agreed by Parent and Company in writing prior to the Effective Time, Parent shall use reasonable efforts to cause the board of directors of Parent to consist, on or promptly following the Effective Time, of the persons designated by Parent and Company, respectively, as set forth on Schedule 7.3; provided, however, that if one or more of such designees are not approved for service on the board of directors of Parent by Parent’s existing Board of Directors after consideration in good faith based on NASDAQ board nominating criteria, Parent or Company, as applicable, shall designate a replacement for such designee to be considered in accordance with the same process as the original designee as set forth in this Section 7.3(b).

(c)          In accordance with and subject to the Bylaws of Parent, on or promptly following the Effective Time, the officers of Parent shall consist of the persons set forth on Schedule 7.3, each serving until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified. The duties, powers and responsibilities of such officers shall be as set forth in the bylaws of Parent.

ARTICLE VIII
INDEMNIFICATION

8.1           Survival. All representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) of the Company shall terminate and expire on, and shall cease to have any further force or effect following, the date which is two (2) years from the Closing Date (the “Expiration Date”); provided, however, that if at any time prior to the Expiration Date, an Indemnified Party has duly delivered to the applicable Indemnifying Parties a Claim Notice (satisfying the requirements set forth in Sections 8.4 and 8.5), then the specific indemnification claim asserted in such Claim Notice shall survive the Expiration Date until such time as such claim is resolved. All representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing, but not, for the avoidance of doubt, the payment obligations of Parent and Merger Sub pursuant to Section 2.3) made by any of the Parties shall terminate and expire at the Closing. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and if no term is specified, then such covenants and agreements shall survive indefinitely following the Effective Time.

8.2           Indemnification of Parent Indemnified Parties. After the Closing Date and subject to the limitations set forth herein, the Parent, together with its Affiliates (including the Surviving Entity after the Closing) and their respective officers, directors, representatives, shareholders, partners, members, managers, agents, Business Employees, successors and permitted assigns (each, an “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) shall be entitled to be indemnified solely from the Holdback Shares (except as set forth in Sections 8.2(b) and (d) below) against any Losses, directly or indirectly, arising out of or resulting from:

(a)          any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement or any Transaction Document (it being understood that for purposes of this Section 8.2(a) such representations shall be deemed to have been made as of the date of this Agreement and as of the Closing (except that any representation or warranty that speaks as of the date of this Agreement or any other date shall only be deemed to have been made as of such date));

(b)          any breach or inaccuracy of any representation made by any Shareholder in a Letter of Transmittal; provided that, notwithstanding anything in this Agreement to the contrary, all Losses subject to indemnification as described in this Section 8.2(b) (irrespective of the amount of such Losses) shall be assessed solely against such breaching Shareholder’s respective Holdback Shares, and shall not reduce or otherwise affect the number of Holdback Shares distributable to any of the non-breaching Shareholders;

(c)          any breach by the Company or the Shareholders’ Representative, or failure of any such Persons to perform, any of their covenants or obligations contained in this Agreement or any Transaction Document; and

(d)          any Action of any Shareholder relating to the allocation or entitlement to a portion of the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet, or any other matter relating to the Merger or the transactions contemplated by this Agreement, including any such claims under any purported contractual, employment or other rights that assert entitlement to any security of the Company or any portion of the Merger Consideration, other than any claims relating to Parent’s failure to pay any portion of the Merger Consideration pursuant to this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, all Losses subject to indemnification as described in this Section 8.2(d) (irrespective of the amount of such Losses) shall be assessed solely against such breaching Shareholder’s respective Holdback Shares, and shall not reduce or otherwise affect the number of Holdback Shares distributable to any of the non-breaching Shareholders.

All Losses subject to indemnification as described in this Section 8.2 shall be assessed against the Holdback Shares on a joint and several basis in accordance with each Shareholder’s Pro Rata Portion (except as set forth in Sections 8.2(b) and (d) above).

8.3           Indemnification of Shareholder Indemnified Parties. After the Closing Date and subject to the limitations set forth herein, the Shareholders and their respective successors and permitted assigns (each, a “Shareholder Indemnified Party” and collectively, the “Shareholder Indemnified Parties”) shall be entitled to be indemnified solely through the issuance of Parent Indemnity Shares against any Losses, directly or indirectly, arising out of or resulting from:

(a)          any breach of any warranty or the inaccuracy of any representation of the Parent and/or the Merger Sub contained in this Agreement or any Transaction Document (it being understood that for purposes of this Section 8.3(a) such representations shall be deemed to have been made as of the date of this Agreement and as of the Closing (except that any representation or warranty that speaks as of the date of this Agreement or any other date shall only be deemed to have been made as of such date)); and

(b)          any breach by Parent and/or the Merger Sub, or failure of any such Persons to perform, any of their covenants or obligations contained in this Agreement or any Transaction Document.

All Losses subject to indemnification as described in this Section 8.3 shall be satisfied through the issuance of up to the number of Parent Shares that is equal to the initial number of Holdback Shares as of immediately following the Effective Time (the “Parent Indemnity Shares”). For purposes of placing a value on the Parent Indemnity Shares and for determining the number of Parent Indemnity Shares used to satisfy any indemnifiable Losses under this Section 8.3, the subject Parent Indemnity Shares shall be valued at the VWAP per Parent Share averaged over the ten (10) trading days immediately preceding the time of assessment against such Parent Indemnity Shares (as adjusted for any stock dividends, combinations, reverse stock splits, stock splits, recapitalizations, reorganizations, reclassifications or other similar event with respect to the Parent Indemnity Shares). Subject to the indemnification limitations set forth in this Article VIII, the Shareholder Indemnified Parties are entitled to receive Parent Indemnity Shares in an amount sufficient to satisfy indemnifiable Losses of the Shareholder Indemnified Parties up to the maximum amount of the Parent Indemnity Shares. Upon the final determination of any claim for indemnification, Parent shall issue Parent Indemnity Shares in an aggregate amount necessary to satisfy and pay such claim, and each Shareholder Indemnified Party shall be entitled to receive its respective Pro Rata Portion of the Parent Indemnity Shares, subject to the requirement that such Shareholder Indemnified Party satisfies applicable SEC accredited investor standards, unless the issuance is otherwise exempt under applicable SEC rules.

8.4           Notice of Asserted Liability.

(a)          The Indemnified Party shall promptly notify in writing (a “Claim Notice”) the other applicable Parties responsible for indemnification pursuant to this Article VIII (collectively, the “Indemnifying Parties”) of any matter giving rise to an obligation to indemnify setting forth, in reasonable detail, the identity, nature and estimate of the asserted Losses and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 8.4 shall not affect such Indemnified Party’s rights under this Article VIII except to the extent such failure is actually and materially prejudicial to the rights and obligations of the Indemnifying Parties. For purposes of delivering a Claim Notice delivery to the Shareholders’ Representative shall constitute delivery of a Claim Notice to all Shareholders.

(b)          After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Parties; (ii) by dispute resolution in accordance with Article X hereof; or (iii) by any other means to which the Indemnified Party and the Indemnifying Parties shall agree in writing. All compensation due to an Indemnified Party as so finally determined shall be so compensated within fifteen (15) calendar days after such final determination and paid in accordance with Section 8.6 below.

8.5           Third Party Claims.

(a)          An Indemnified Party must give a written Claim Notice to the Indemnifying Parties within thirty (30) days after receiving notice of any Action against it (a “Third Person Claim”) that the Indemnified Party receives which may give rise to a claim for indemnification under this Article VIII. The Indemnified Party’s failure to notify the Indemnifying Parties will not relieve the Indemnifying Parties of liability to any Indemnified Party except to the extent that the defense of the Third Person Claim is actually and materially prejudiced by the Indemnified Party’s failure to give a timely Claim Notice, and then any such liability of the Indemnifying Parties shall be relieved only to the extent of such prejudice.

(b)          The Indemnifying Parties may assume the defense of such Third Person Claim at its sole expense, if it gives notice of its intention to do so within twenty (20) calendar days of its receipt of the Claim Notice, but must retain counsel that is reasonably satisfactory to the Indemnified Party. The Indemnifying Parties may not assume the defense of the Third Person Claim unless it first (i) demonstrates to the Indemnified Party in writing after giving effect to the application of the limitations in Section 8.6 that the Indemnifying Parties would be responsible for a greater portion of the Losses related to such Third Person Claim than the Indemnified Party, and (ii) enters into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Parties agree to be fully responsible and provide full indemnification (with no reservation of rights) for its portion of the Losses related to such Third Person Claim; provided, however, that the Indemnifying Parties shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if (A) the Third Person Claim seeks an injunction or equitable relief or (B) the Third Person Claim involves a criminal proceeding, Action, indictment, allegation or investigation, (C) the Indemnified Party reasonably believes an adverse determination with respect to the Third Person Claim giving rise to such claim for indemnification would have a material adverse effect on the Indemnified Party’s Business or future business prospects; (D) a conflict of interest exists between the Indemnifying Parties and the Indemnified Party; or (E) the Indemnifying Parties failed or are failing to vigorously prosecute or defend such claim. For the avoidance of doubt, the right to defend any Third Person Claim hereunder shall expressly include the obligation to post all appeal bonds, sureties, guaranties or similar obligations in connection with such Third Person Claim or proceedings related thereto. If the Indemnifying Parties are permitted to assume and control the defense and elect to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Parties in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the retention thereof has been specifically authorized by the Indemnifying Parties in writing.

(c)          If the Indemnifying Parties give timely notice to the Indemnified Party of its election to assume the defense of the Third Person Claim pursuant to and in accordance with the terms and conditions set forth in Section 8.5(b), then, except as otherwise provided in Section 8.5(b) and otherwise herein, the Indemnifying Parties shall not be liable to the Indemnified Party for attorneys’ fees or any other expenses that the Indemnified Party subsequently incurs with respect to the defense of the Third Person Claim.

(d)          If the Indemnifying Parties assume the defense of a Third Person Claim, such Indemnifying Parties may not effect any compromise or settlement of the Third Person Claim without the Indemnified Party’s consent unless: (i) there is no finding or admission of any violation of any Legal Requirements or any violation of the rights of the Indemnified Party; (ii) the compromise or settlement does not require the Indemnified Party to pay any Losses or bear any non-monetary cost or restriction; and (iii) the compromise or settlement includes as an unconditional term thereof the delivery by the claimant or plaintiff to Indemnified Party of a written release from all liability in respect of such Third Person Claim. Except as provided in this Section 8.5(d), the Indemnified Party shall have no liability with respect to any compromise or settlement of any Third Person Claim effected without its consent.

(e)          If the Indemnifying Parties fail to notify the Indemnified Party within twenty (20) calendar days after receiving the Claim Notice that such Indemnifying Parties will assume the defense of the Third Person Claim, the Indemnified Party may, by notice to the Indemnifying Parties, assume the right to defend, compromise or settle the Third Person Claim.

(f)          With respect to any Third Person Claim subject to indemnification under this Article VIII:

(i)          the Indemnified Party and the Indemnifying Parties, as applicable, will keep the other Person reasonably informed of the status of the Third Person Claim and any related Actions under all circumstances in which such other Person is not represented by its own counsel;

(ii)         the Parties (at the Indemnifying Parties expense) will render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other to ensure the proper and adequate defense of any Third Person Claim; and

(iii)        the Parties will cooperate in such a manner as to preserve in full the attorney-client and work-product privileges.

8.6           Limitations on Indemnification.

(a)          Notwithstanding anything in this Agreement to the contrary, the Indemnifying Parties shall not be liable for Losses described in Section 8.2(a) until the aggregate amount of Losses suffered by the Parent Indemnified Parties exceeds $100,000 or the aggregate amount of Losses suffered by the Shareholder Indemnified Parties exceeds $100,000, as the case may be (the “Threshold Amount”). Once the aggregate amount of Losses exceeds the Threshold, the Indemnifying Parties shall be jointly and severally liable for the full amount of all Losses up to the amount of the Holdback Shares or the Parent Indemnity Shares (except as set forth in Sections 8.2(b) and (d) above), as applicable, including any amounts which constituted the Threshold.

(b)          (i) The Indemnifying Parties shall not have any liability under Section 8.2 or 8.3 for an aggregate amount of Losses exceeding the Holdback Shares or the Parent Indemnity Shares, respectively (the “Cap”); provided, that (A) the Cap shall not apply to Losses arising from any fraud or intentional misrepresentation (the “Cap Carve Outs”) and (B) any amounts paid on account of the Cap Carve Outs shall not be aggregated with other amounts paid under Section 8.2 or 8.3 for purposes of determining whether the Cap has been met or exceeded.

(c)          Any indemnity payment hereunder shall be treated for Tax purposes as an adjustment of the Merger Consideration to the extent such characterization is proper or permissible under relevant Tax law, including court decisions, statutes, regulations and administrative promulgations, unless otherwise required by a determination as defined in Section 1313(a) of the Code.

(d)          Except for remedies that cannot be waived under Legal Requirements and injunctive and provisional relief, if the Closing occurs, this Article VIII (as enforced through the application of Article X hereof) shall (in the absence of fraud or intentional misconduct) be the sole and exclusive monetary remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or certificate delivered pursuant to this Agreement).

(e)          No Party hereto shall have any liability for any exemplary or punitive damages, or any equitable equivalent thereof or substitute therefor, suffered or incurred by any Indemnified Party, as the case may be, except with respect to a Third Person Claim.

(f)          The Shareholders shall have no right of contribution or other recourse against the Company or any of their respective officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Person Claims asserted by Parent Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Parent Indemnified Parties.

8.7           Recourse for Indemnity Claims. Any payment to any Indemnified Parties pursuant to a claim for indemnification pursuant to Sections 8.2 or Section 8.3 shall be paid, to the extent there are sufficient Company Shares in the Holdback Shares or sufficient Parent Indemnity Shares, within five (5) Business Days after (i) written agreement by Parent and the Shareholders’ Representative by release of Company Shares to the Shareholders’ Representative, if applicable, (ii) written agreement by Parent and the Company to the issuance of the applicable number of Parent Indemnity Shares to the Shareholders, if applicable, or (iii) a copy of the decision pertaining to any unresolved dispute between the Parties issued pursuant to Article X of this Agreement is delivered to the applicable Indemnified Party indicating that the applicable Indemnified Party is entitled to indemnification under this Agreement, which release of Company Shares or issuance of Parent Indemnity Shares shall accordingly reduce the number of Company Shares in the Holdback Shares or the number of Parent Indemnity Shares available for issuance, as applicable.

8.8           Mitigation. Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE IX
TERMINATION

9.1           Termination Events. This Agreement may be terminated prior to the Effective Time, whether before or after the Company Shareholder Approval or the Parent Shareholder Approval:

(a)          by mutual consent of the Company and Parent;

(b)          by either Parent or Company, if:

(i)          the Merger and the other transactions contemplated by this Agreement have not been consummated on or before August 31, 2017 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger and the other transactions contemplated by this Agreement to be consummated by such time;

(ii)         there shall be any applicable Legal Requirement that (A) makes consummation of the Merger and the other transactions contemplated by this Agreement illegal or otherwise prohibited; or (B) enjoins a Party from consummating the Merger and the other transactions contemplated by this Agreement and such enjoinment shall have become final and nonappealable; provided, that, the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 3.8.

(iii)        Parent’s board of directors shall have made a Parent Adverse Recommendation Change;

(iv)        the Parent Shareholder Approval shall not have been obtained at a meeting of the Parent shareholders duly convened therefor or at any adjournment or postponement thereof at which a vote was taken in an effort to obtain the Parent Shareholder Approval; provided, that, Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iv) if the failure to obtain such Parent Shareholder approval is primarily caused by any action or failure of Parent that constitutes a beach of this Agreement;

(v)         the Company’s Board shall have made a Company Adverse Recommendation Change;

(vi)        the Company Shareholder Approval shall not have been obtained at a meeting of the Company Shareholders duly convened therefor or at any adjournment or postponement thereof at which a vote was taken in an effort to obtain the Company Shareholder Approval; provided, that, the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(vi) if the failure to obtain such Company Shareholder approval is primarily caused by any action or failure of the Company that constitutes a beach of this Agreement; or

(c)          by Parent, if:

(i)          a material breach by Company (directly or indirectly, through any subsidiaries, directors, officers, Business Employees, agents or representatives of the Company) of Section 3.5(a) or Section 3.10 shall have occurred;

(ii)         there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Parent at the Closing and such breach has not been waived by Parent in writing or, to the extent curable, cured by the Company within ten (10) Business Days after receipt by the Company or the Shareholders’ Representative of written notice thereof from Parent;

(iii)        at the time of termination holders of more than five percent (5%) of the outstanding Company Shares have validly exercised their dissenters’ rights in accordance with the Dissenters’ Rights Rules (and not withdrawn such exercise or otherwise become ineligible to effect such exercise) in respect of the Merger; or

(iv)        a Material Adverse Effect with respect to the Company has occurred and cannot be cured by the Company within ten (10) Business Days after receipt by Parent of written notice thereof from the Company or the Shareholders’ Representative; or

(v)         Parent does not accept updated Disclosure Schedules provided by the Company pursuant to Section 12.11(c); or

(d)          by Company, if:

(i)          a material breach by Parent (directly or indirectly, through any subsidiaries, directors, officers, Business Employees, agents or representatives of Parent) of Section 3.5(b) or Section 3.11 shall have occurred;

(ii)         there has been a material breach by Parent or the Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of the Company at the Closing and such breach has not been waived by the Company or, to the extent curable, cured by Parent within ten (10) Business Days after receipt by Parent of written notice thereof by the Company;

(iii)        if a Material Adverse Effect with respect to Parent and/or MergerSub has occurred and cannot be cured by Parent within ten (10) Business Days days after receipt by the Company of written notice thereof from Parent; or

(iv)        the Company does not accept updated Disclosure Schedules provided by Parent pursuant to Section 12.11(c).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice to the other Parties.

9.2           Effects of Termination. In the event of termination pursuant to Section 9.1, this Agreement shall become void and of no effect without further obligation or liability of any Party (or any subsidiaries, directors, officers, Business Employees, agents or representatives of any Party) to the other Parties hereto (except for obligations of confidentiality and non-use with respect to the other Party’s confidential information pursuant to the Nondisclosure Agreement) and no Party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under Article VIII; provided, that no such termination shall relieve any Party from any liability or Losses resulting from a knowing and intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document. Notwithstanding anything to the contrary contained herein, the obligations in Sections 3.7 (Confidentiality), 9.2 (Effects of Termination) and 9.3 (Fees and Expenses) and Article XII (General Provisions) and Article XIII (Definitions) hereof shall remain in full force and effect. For the avoidance of doubt, payment of a Parent Termination Fee or Company Termination Fee, as the case may be, shall be the sole remedy for any breach of this Agreement for which a termination fee is provided pursuant to Section 9.3.

9.3           Fees and Expenses.

(a)          Except as otherwise provided in this Section 9.3, and except with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, each of which shall be borne equally by Parent and the Company, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          In the event that:

(i)          this Agreement is terminated:

(1)          by the Company or Parent pursuant to Sections 9.1(b)(i) or 9.1(b)(vi) after a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) was made directly to the Company’s Shareholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or Company Board; or

(2)         by Parent pursuant to Section 9.1(b)(i) due to failure of the Company to satisfy Section 6.2(c)(ii), Section 6.2(c)(vi), Section 6.2(c)(vii), Section 6.2(c)(viii) or Section 6.2(c)(ix); or

(3)         by Parent pursuant to Section 9.1(c)(i) or 9.1(c)(ii); or

(4)         by Parent or the Company pursuant to Section 9.1(b)(v); and

(ii)         within twelve (12) months of the date of any such termination, the Company enters into any definitive agreement with respect to, or consummates, any Company Acquisition Proposal then, in any such event, the Company shall pay to Parent a termination fee of $1,500,000 (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)          In the event that:

(i)          this Agreement is terminated:

(1)          by the Company or Parent pursuant to Sections 9.1(b)(i) or 9.1(b)(iv) after a Parent Acquisition Proposal (whether or not conditional) or intention to make a Parent Acquisition Proposal (whether or not conditional) was made directly to Parent’s shareholders, otherwise publicly disclosed or otherwise communicated to senior management of Parent or Parent’s board of directors; or

(2)         by the Company pursuant to Section 9.1(d)(i) or 9.1(d)(ii); or

(3)         by Parent or the Company pursuant to Section 9.1(b)(iii); and

(ii)         within twelve (12) months of the date of such termination, Parent enters into any definitive agreement with respect to, or consummates, any Parent Acquisition Proposal.

then, in any such event, Parent shall pay to the Company a termination fee of $1,500,000 (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)          Payment of the Company Termination Fee by the Company pursuant to Section 9.3(b) shall be made by wire transfer of same day funds to the account or accounts designated by Parent as promptly as reasonably practicable after the date on which the Company enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal (and, in any event, within two (2) Business Days of such date).

(e)          Payment of the Parent Termination Fee by Parent pursuant to Section 9.3(c) shall be made by wire transfer of same day funds to the account or accounts designated by the Company as promptly as reasonably practicable after the date on which Parent enters into a definitive agreement with respect to, or consummates, any Parent Acquisition Proposal (and, in any event, within two (2) Business Days after such date).

(f)          Each of Parent and the Company acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if either Party fails promptly to pay any amounts due pursuant to this Section 9.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against Parent or the Company, as applicable, for the amounts set forth in this Section 9.3, the Company or Parent, as applicable, shall pay to the prevailing Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.3 from the date of termination of this Agreement at a rate per annum equal to the “Prime Rate” prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the other Party.

ARTICLE X

DISPUTE RESOLUTION

If any controversy, claim, dispute or allegation of breach arises relating to this Agreement, the Parties shall initiate and comply with the following dispute resolution procedures. It is the intent of the Parties that the Parties will attempt to resolve any disputes or disagreements before taking advantage of the dispute resolution procedures set forth herein with the intent that the Parties will first meet and confer at the level of management personnel one level above those management personnel most familiar with the disputes or disagreements within the organization to try to resolve any such dispute or disagreement relating to this Agreement; provided, however, that this Article X shall not preclude any Party from seeking injunctive relief in a court of competent jurisdiction.

10.1         Executive Administration. In the event the Parties are unable to resolve such dispute within a reasonable period of time at a lower level, as described above, the Shareholders’ Representative and an executive officer of Parent who has the authority to negotiate and bind the Parent (together, the “Executive Administrators”) shall meet and attempt in good faith to resolve such dispute as follows: Promptly following the date the dispute was passed on to them, the Executive Administrator of the Party claiming a dispute under this Agreement shall deliver to the other Party notice of such dispute (a “Dispute Notice”) which notice shall set forth in reasonable detail, the identity, nature and estimate of the asserted dispute and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such dispute is based. Within ten (10) calendar days of receipt of such Dispute Notice, the receiving Party’s Executive Administrator shall meet with the disputing Party’s Executive Administrator, in good faith, to discuss the dispute set forth in the Dispute Notice. If the Executive Administrators are unable to resolve the dispute within fifteen (15) calendar days following their initial meeting, the matter shall be submitted to binding arbitration as set forth below.

10.2         Judicial Reference.

(a)          Subject to Section 10.3, if the dispute is not resolved pursuant to Section 10.1 above, then either Party may, within thirty (30) days after the completion of the procedures set forth in Section 10.1, upon written notice to the other Party, submit such dispute to judicial reference proceeding in accordance with this Section 10.2.

(b)          In the event of any controversy or dispute related to or arising out of this Agreement (whether sounding in contract or tort, and whether or not involving equitable or extraordinary relief), the Parties agree to waive their rights, if any, to a jury trial, and to submit the controversy or dispute as a general reference to a retired judge or justice pursuant to Section 638 et seq. of the California Code of Civil Procedure, or any successor provision, for resolution in accordance with Chapter 6 (References and Trials by Referees), of Title 8 of Part 2 of the California Code of Civil Procedure, or any successor chapter. The Parties agree that the only proper venue for the submission of claims is the County of Los Angeles, California, and that the hearing before the referee shall be concluded within nine (9) months of the filing and service of the complaint. The Parties reserve the right to contest the referee’s decision and to appeal from any award or order of any court. The prevailing party in any such proceeding shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing party. The referee will have no authority to award damages in excess or in contravention of Section 8.6.

(c)          In lieu of the judicial reference proceeding described in Section 8.2(b) above, the Parties may mutually agree in writing to submit such dispute to binding arbitration as follows; provided that, for the avoidance of doubt, if the Parties fail to agree to binding arbitration, such dispute shall be resolved by the judicial reference proceeding described above:

(i)          The arbitration will be held in Los Angeles, California metropolitan area before a panel of three (3) arbitrators. Either Parent or the Shareholders’ Representative may, by notice to the other Party, demand arbitration, by serving on the other party a statement of the dispute, and the facts relating or giving rise thereto, in reasonable detail, and the name of the arbitrator selected by it.

(ii)         Within fifteen (15) days after receipt of such notice, the other Party will name its arbitrator, and the two (2) arbitrators named by the Parties will, within fifteen (15) days after the date of such notice, select the third arbitrator.

(iii)        The arbitration will be governed by the Commercial Arbitration Rules of the AAA as then in effect, except as expressly provided in this Section 10.2; provided, however, that the arbitration will be administered by any organization agreed upon by the Parties. The arbitrators may not amend or disregard any provision of this Section 10.2.

(iv)        The arbitrators will allow such discovery as is appropriate to the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes.  The arbitrators will not be required to make findings of fact or render opinions of law.

(v)         The arbitrators will have no authority to award damages in excess or in contravention of Section 8.6.

10.3         Equitable Relief and Enforcement. Notwithstanding any other provision set forth in this Agreement, with respect to the enforcement of any term of this Agreement for which monetary damages would be inadequate, any Party shall be entitled to seek appropriate equitable relief to enforce its rights under this Agreement, without engaging in the process set forth in this Article X (the “Dispute Resolution Process”). Such right to equitable relief shall be in addition to any resolution reached pursuant to the Dispute Resolution Process.

ARTICLE XI

SHAREHOLDERS’ REPRESENTATIVE

11.1         Appointment of Shareholders’ Representative. For purposes of this Agreement, pursuant to the Shareholder Approval and this Agreement, the Shareholders hereby designate the Shareholders’ Representative to serve as the true and lawful attorney-in-fact and agent of the Shareholders for the purposes contemplated by this Agreement.

11.2         Successor Shareholders’ Representative. In the event that the initial Shareholders’ Representative and any subsequent Shareholders’ Representative above resigns or otherwise becomes unable to serve, the Shareholders shall, within thirty (30) days after notice thereof, determine and designate by consent of a majority of the Shareholders, a successor Shareholders’ Representative who shall have all of the rights, powers and authority conferred on the Shareholders’ Representative in this Agreement, and if the Shareholders fail so to designate such successor within such period, any Shareholder, the Parent, or the Surviving Entity may petition a court of appropriate jurisdiction for appointment of such successor Shareholders’ Representative. Each successor Shareholders’ Representative, if required to serve, shall sign an acknowledgement in writing to perform and be bound by all of the provision of this Agreement applicable to the Shareholders’ Representative. Each successor Shareholders’ Representative shall have all power, authority, rights and privileges conferred by this Agreement upon the original Shareholders’ Representative, and the term “Shareholders’ Representative” as used herein shall be deemed to include any successor Shareholders’ Representative.

11.3         Power and Authority. The Shareholders’ Representative is hereby constituted and appointed as agent and attorney in fact for and on behalf of the Shareholders. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of any Legal Requirement, whether by such Shareholder’s death, disability, protective supervision or any other event. Without limiting the generality of the foregoing, the Shareholders’ Representative has full power and authority, on behalf of each Shareholder and his, her or its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Shareholders in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications and (vi) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative on behalf of the Shareholders in connection with this Agreement.

11.4         Limitation on Liability; Indemnification. Neither the Shareholders’ Representative nor any agent employed by the Shareholders’ Representative shall be liable to any Shareholder relating to the performance of such Shareholders’ Representative’s duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined by a final nonappealable decision of a court of competent jurisdiction that the actions taken or not taken by the Shareholders’ Representative constituted fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be indemnified and held harmless by the Shareholders against all losses, including costs of defense, paid or incurred in connection with any Action to which the Shareholders’ Representative is made a party by reason of the fact that the Shareholders’ Representative was acting as the Shareholders’ Representative pursuant to this Agreement; provided, however, that the Shareholders’ Representative shall not be entitled to indemnification hereunder to the extent it is finally determined by a final nonappealable decision of a court of competent jurisdiction that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be protected in acting upon any notice, statement or certificate reasonably believed by the Shareholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter.

11.5         Reliance. Any approval, consent, election, notice, decision, agreement, waiver, delivery, interpretation, amendment or other action of the Shareholders required or permitted under, or otherwise provided for in or contemplated by, this Agreement (each, a “Shareholder Action”) shall be conclusively deemed given, made or taken (as the case may be) if given, made or taken by the Shareholders’ Representative and shall be binding upon each Shareholder and such Shareholder’s successors and assigns as if expressly ratified and confirmed in writing by each of them, and Parent, Merger Sub, the Surviving Entity, and their Affiliates shall be entitled to conclusively and absolutely rely, without inquiry, on any Shareholder Action, notice or other document (of any kind) performed, executed or delivered by the Shareholders’ Representative for all such purposes, and all Shareholder Actions, decisions and instructions of the Shareholders’ Representative shall be conclusive and binding upon all Shareholders and no Shareholder shall have any cause of action against Parent, Merger Sub, the Surviving Entity, and their Affiliates or the Shareholders’ Representative for any action taken or not taken by Shareholders’ Representative in his role as such.

ARTICLE XII
GENERAL PROVISIONS

12.1         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing, and shall be deemed effective when personally delivered; when mailed by certified or registered mail, return receipt requested; or when deposited with a comparably reliable postal delivery service (such as Federal Express) or other courier service, or sent by facsimile or other electronic transmission system, addressed to the other Party as follows:

If to Parent, Merger Sub or the Surviving Entity:	Apollo Medical Holdings, Inc. 700 N. Brand Boulevard Suite 1400 Glendale, CA 91203 Fax No.: (818) 839-5190 Attention: Mihir Shah

With a copy to (which shall not constitute notice):	McDermott Will & Emery LLP 275 Middlefield Road, Suite 100 Menlo Park, California 94025 Fax No.: (650) 815-7401 Attention: Mark J. Mihanovic, Esq.

If to the Company or the Shareholders’ Representative (prior to Closing):	Network Medical Management, Inc. 1668 S. Garfield Avenue Alhambra, CA 91801 Fax No.: [____________] Attention: Kenneth Sim, M.D.

With a copy to (which shall not constitute notice):	Tin Kin Lee Law Offices 1811 Fair Oaks Avenue South Pasadena, CA 91030 Fax No.: (626) 229-9820 Attention: Tin Kin Lee, Esq.

If to the Shareholders’ Representative or the Shareholders (after the Closing):	Kenneth Sim, M.D. c/o Network Medical Management, Inc. 1668 S. Garfield Avenue Alhambra, CA 91801 Fax No.: [____________]

With a copy to (which shall not constitute notice):	Tin Kin Lee Law Offices 1811 Fair Oaks Avenue South Pasadena, CA 91030 Fax No.: (626) 229-9820 Attention: Tin Kin Lee, Esq.

The above addresses may be changed by a notice delivered as set forth in this Section 12.1.

12.2         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties any right, remedy or claim under or by reason of this Agreement.

12.3         No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than Parent and the Company and their respective successors and permitted assigns.

12.4         Execution of Agreement; Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of copies of this Agreement and signature pages by facsimile transmission, by electronic mail in portable document format form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

12.5         Governing Law; Exclusive Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

12.6         Entire Agreement; Modification. This Agreement together with the other Transaction Documents, the Nondisclosure Agreement and the schedules, exhibits and annexes attached hereto and thereto, (a) constitutes, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and (b) may not be amended except by a written amendment signed by all of the Parties hereto.

12.7         Conflict Between Transaction Documents. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement will govern and control.

12.8         Construction/Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, is deemed invalid or unenforceable, then such provision shall be modified to the minimum extent necessary to make its application valid and enforceable, and the validity and enforceability of all of the provisions of this Agreement, and all other applications of such provisions, shall not be affected.

12.9         Extension; Waiver. The Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Party with any of the agreements or conditions contained herein. The waiver by a Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be a waiver of, any subsequent breach thereof, nor shall it be deemed or constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

12.10         Ambiguities. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each Party has had the opportunity for the benefit of legal advice from experienced and knowledgeable legal counsel. Accordingly, any rule of law (including Civil Code Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties with respect hereto and will be deemed joint work product of the parties.

12.11         Interpretation.

(a)          Titles and headings to articles, sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)          The Disclosure Schedules referred to herein may be incomplete or not attached hereto as of the Effective Date of this Agreement. No later than January 20, 2017, (i) Parent may deliver to the Company updated Disclosure Schedules and (ii) the Company may deliver to Parent updated Disclosure Schedules. If Parent or the Company delivers updated Disclosure Schedules, the other Party shall have until January 27, 2017 to either accept such updated Disclosure Schedules or to deliver a notice to the Party providing such updated Disclosure Schedules (a “Disclosure Schedule Notice”) containing comments or questions to such updated Disclosure Schedules, as determined in such receiving Party’s sole discretion; provided, that if a receiving Party does not deliver a Disclosure Schedule Notice with respect to the providing Party’s updated Disclosure Schedules within such prescribed time period, the receiving Party shall be deemed to have accepted all such updated Disclosure Schedules.

(c)           Notwithstanding any Disclosure Schedule Notice provided by a receiving Party, if any updated Disclosure Schedules provided pursuant to Section 12.11(b) are not acceptable to the receiving Party, as determined in such receiving Party’s sole discretion, then such receiving Party may terminate this Agreement no later than February 3, 2017 by written notice to the providing Party. Either Party’s failure to terminate this Agreement in accordance with the terms of the immediately preceding sentence shall constitute such Party’s deemed acceptance of such updated Disclosure Schedules.

(d)          The Disclosure Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Disclosure Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to each other applicable Section in this Agreement if it is readily apparent from the disclosure that it applies to another Section. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

(e)          For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the schedules and not to any particular provision, unless otherwise stated, and (iii) the term “including” shall mean “including, without limitation.”

12.12         Expenses. Except as otherwise provided for in this Agreement, each Party hereto will pay all costs and expenses incurred by it incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar charges and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Shareholders’ Representative, acting on behalf of the Shareholders.

12.13         References to U.S. Dollars. All references in this Agreement to amounts of money expressed in dollars are references to United States dollar, unless otherwise indicated.

12.14         Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to as a remedy for any such breach, prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties further hereby waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Legal Requirements to post security as a prerequisite to obtaining equitable relief. The Parties further agree that by seeking the remedies provided for in this Section 12.14, the Parties shall not in any respect waive their right to seek any other form of relief that may be available to them under this Agreement, including in the event that the remedies provided for in this Section 12.14 are not available or otherwise are not granted.

ARTICLE XIII

DEFINITIONS

13.1         Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings given below.

“Action(s)” mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, election or appointment of directors, by contract or otherwise; provided, that in the case of the Parent or Company, as applicable, the term “Affiliate” shall include, without limitation, each subsidiary of Parent or Company, as applicable, or and each and every sister corporation or other form of corporate entity of Parent or Company, as applicable.

“AG” has the meaning set forth in Section 4.14(c).

“Agreement” means this Agreement and Plan of Merger and all exhibits and schedules attached hereto, as amended, consolidated, supplemented, updated or replaced by the Parties from time to time.

“Allied IPA” has the meaning set forth in the Recitals.

“Antitrust Agencies” has the meaning set forth in Section 4.14(c).

“Business” means the existing business of Parent or Company, as applicable, as of the Closing and for the twelve (12) months prior to the Closing Date, including, without limitation, providing back-office, practice management and related services to physicians, medical groups and/or hospitals.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business Employees” means all employees of the Parent or Company, as applicable, prior to the Closing and all employees of the Surviving Entity subsequent to the Closing.

“Cap” has the meaning set forth in Section 8.6(b).

“Cap Carve Outs” has the meaning set forth in Section 8.6(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

“Certificate” has the meaning set forth in Section 2.1(b)(ii).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“CGCL” has the meaning set forth in the Recitals.

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Share Payment” has the meaning set forth in Section 2.3.

“CMS” means the Centers for Medicare & Medicaid Services, U.S. Department of Health and Human Services.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, acquisition of assets, acquisition of equity or other business combination involving the Company or any proposal or offer, in each case that would result in the acquisition in any manner of more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, the Company, other than the transactions contemplated by this Agreement.

“Company Adverse Recommendation Change” has the meaning set forth in Section 3.5(a)(ii).

“Company Audited Financial Statements” has the meaning set forth in Section 4.3.

“Company Board” has the meaning set forth in the Recitals.

“Company Cash” means all of the cash and cash equivalents held from time to time by the Company prior to the Closing.

“Company Common Stock” means all of the shares in the equity of the Company that are issued and outstanding immediately prior to the Effective Time.

“Company Consents” means all consents required, by their terms, to consummate the Merger without breaching any relevant contract, lease, permit, license or Legal Requirement.

“Company Distributable Cash” has the meaning set forth in Section 3.13.

“Company Financial Statements” has the meaning set forth in Section 4.3.

“Company Indemnified Parties” has the meaning set forth in Section 8.3.

“Company’s Knowledge” means the knowledge, after due and reasonable internal inquiry, of the Company Board, Kenneth Sim, MD and Thomas Lam, MD on the date hereof and on the Closing Date or the equivalent position held by an individual at the Company. An individual will be deemed to have “knowledge” of a particular fact or matter if such individual has knowledge of facts or other information or matters which (a) are actually known to the person making such statement or (b) are matters that such person can reasonably be expected to know or learn in the normal course of discharging his or her duties.

“Company Share” means any issued and outstanding shares of common stock of the Company.

“Company Shareholders’ Agreement” has the meaning set forth in Section 4.13.

“Company Shareholder Approval” has the meaning set forth in Section 3.10.

“Company Shareholder Meeting” has the meaning set forth in Section 3.10.

“Company Shareholder Meeting Notice” has the meaning set forth in Section 3.10.

“Company Termination Fee” has the meaning set forth in Section 9.3(b).

“Company Unaudited Financial Statements” has the meaning set forth in Section 4.3.

“Company Voting Trust Agreement” has the meaning set forth in Section 4.13.

“Consent and Waiver Agreement” has the meaning set forth in the Recitals.

“Consideration Spreadsheet” has the meaning set forth in Section 2.15.

“Disclosure Schedule” has the meaning set forth in Article IV.

“Disclosure Schedule Notice” has the meaning set forth in Section 12.11(b).

“Disqualification Event” has the meaning set forth in Section 5.26.

“Dispute Notice” has the meaning set forth in Section 10.1.

“Dispute Resolution Process” has the meaning set forth in Section 10.3.

“Dissenters’ Rights Rules” has the meaning set forth in Section 3.16.

“Dissenting Shareholder” has the meaning set forth in Section 3.16.

“Dissenting Shareholder Interests” has the meaning set forth in Section 3.16.

“DOJ” has the meaning set forth in Section 4.14(c).

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Benefit Plan” means each (i) “Employee Benefit Plan” (as such term is defined in Section 3(3) of ERISA) and (ii) each other written or oral plan, policy, program, agreement or arrangement (excluding any employment or consulting agreement) whether currently in place or terminated within the last six years, involving direct or indirect compensation or benefits, including but not limited to,  stock option, stock purchase, stock appreciation right or other stock-based incentive compensation, cash bonus or incentive compensation, deferred compensation, unemployment or severance compensation, insurance coverage, performance, retention, holiday pay, vacation pay, fringe benefits, commission, disability benefit or post-retirement compensation, in each case, maintained by Company or its subsidiaries or Parent, as applicable, for any current or former employee, consultant, officer, or director or that the Company or Parent presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or Parent could reasonably be expected to have any liability.

“Encumbrances” means liabilities, levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, rights of first refusal, options to purchase, restrictions and other encumbrances, and agreements or commitments to create or suffer any of the foregoing, other than Permitted Encumbrances.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claim” means any Claim relating in any way to any Environmental Legal Requirements or any Environmental Permit, including (a) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Legal Requirements and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including a condition resulting from any Release or threatened Release of Hazardous Materials, that, by virtue of Environmental Legal Requirements or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or liabilities of the Company or Parent, as applicable, in respect of the Company’s or Parent’s operations, assets, or Business or any of the Real Property. “Environmental Condition” shall include those conditions identified or discovered before or after the date hereof resulting from any activity, inactivity or operations whatsoever on or before the Closing Date.

“Environmental Legal Requirements” means all Legal Requirements, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and comparable state Legal Requirements.

“Environmental Lien” means any lien in favor of any Governmental Authority in connection with any liability under any Environmental Legal Requirements, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release.

“Environmental Permits” means all permits, approvals, registrations, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Legal Requirements.

“Equipment” has the meaning set forth in Section 4.16(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Exchange Fund” has the meaning set forth in Section 2.4(b).

“Exchange Ratio” has the meaning set forth in Section 2.1(b)(ii).

“Execution Date” has the meaning set forth in the Preamble.

“Executive Administrators” has the meaning set forth in Section 10.1.

“Expiration Date” has the meaning set forth in Section 8.1.

“FTC” has the meaning set forth in Section 4.14(c).

“Fully Diluted Company Shares Outstanding” means the number of Company Shares issued and outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” means the effect and limitations as to enforceability caused by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance laws, laws affecting the enforcement of creditors’ rights, the application of equitable principles and judicial discretion (regardless of whether enforcement is sought in equity or at law) and by the covenants of commercial reasonableness and good faith and fair dealing which may be implied by law into contracts.

“Governmental Antitrust Authority” has the meaning set forth in Section 3.8(b).

“Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any federal, state, county, district, municipal, city, foreign or other government or quasi-government unit or political subdivision, and private arbitration panels or dispute resolution makers.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes,” “toxic substances”, “toxic pollutants,” “medical waste,” “biohazardous waste,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Legal Requirements, and (c) any other chemical, material or substance that is regulated by or subject to standards of liability pursuant to any Environmental Legal Requirements.

“HIPAA” has the meaning set forth in Section 4.14(b).

“Holdback Shares” has the meaning set forth in Section 2.3.

“Holdback Release Date” means the second anniversary of the Closing Date.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any indebtedness, liabilities or other obligation (including liability for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the Ordinary Course of Business) whether current, short-term or long-term, secured or unsecured, and all accrued interest, premiums, penalties, expenses, breakage fees and other obligations relating thereto, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the Ordinary Course of Business), (iv) under conditional sale or other title retention agreements, (v) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the Ordinary Course of Business and paid when due), (vi) of others secured by (or for which the holder of such liabilities has an existing right, contingent or otherwise, to be secured by) any Encumbrance or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, (vii) under leases required to be accounted for as capital leases under GAAP, (viii) any liability of with respect to interest rate swaps, collars, caps and similar hedging obligations, and (ix) any guaranty with respect to any of the foregoing.

“Indemnifying Parties” has the meaning set forth in Section 8.4(a).

“Intellectual Property” means all intellectual property and proprietary rights, including: (i) all trademarks, service marks, trade dress, trade names, logos, corporate names, domain names and other uniform resource locators (URLs), and social media usernames and profile names, including all goodwill associated therewith, and all registrations and applications therefor; (ii) all registered and unregistered copyrights and all copyrightable works, together with all copyright registrations and applications therefor; (iii) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iv) all trade secrets, confidential information, ideas, research and development, formulas, compositions, processes, techniques, know-how, technical and computer data, customer and supplier lists, financial, business and marketing plans and related information; and (v) all computer software and computerized databases, in both source code and object code forms.

“Knox-Keene Act” means the California Knox-Keene Health Care Service Plan Act of 1975, as amended, and regulations thereunder.

“Legal Requirements” means, with respect to any Person, all statutes, ordinances, bylaws, codes, rules, regulations, restrictions, orders, judgments, writs, injunctions, decrees, determinations or awards of any Governmental Authority having jurisdiction over such Person or any of such Person’s assets or businesses.

“Letter Agreement” has the meaning set forth in the Recitals.

“Letter of Transmittal” has the meaning set forth in Section 2.4(c).

“Lock-Up Agreement” has the meaning set forth in the Recitals.

“Losses” of a Person means any and all losses, liabilities, damages, claims, actions, causes of action, Taxes, awards, judgments, costs and expenses (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses) suffered or incurred by such Person whether or not arising out of Third Person Claims.

“Material Adverse Effect” means any change, effect, fact, event, occurrence, state of facts or development that, individually or together with any other changes, effects, facts, events, occurrences, states of facts or developments, materially and adversely affects, or could reasonably be expected to materially and adversely affect (a) the consolidated financial condition, results of operations, assets, liabilities, income, business or prospects of the Company or (b) the ability of the applicable Party to perform its obligations under this Agreement or (c) Parent’s ability to operate the Surviving Entity; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from (i) general economic conditions or other conditions generally affecting the industry in which the Company’s Business competes; or (ii) public or industry knowledge of the transactions contemplated by this Agreement (including, without limitation, any action or inaction by the Company’s Business Employees and vendors) except if such conditions in either clause (i) or clause (ii) above have a disproportionate impact on the Company’s Business.

“Material Contracts” has the meaning set forth in Section 4.5(a).

“Maverick IPA” has the meaning set forth in the Recitals.

“Maverick Purchase Agreement” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.3.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in section 3(37) of ERISA or section 4001(a)(3) of ERISA.

“Nondisclosure Agreement” means the Mutual Nondisclosure Agreement, dated December 10, 2015, between Parent and the Company.

“Order” means any judgment, order, stipulation, arbitration, decision, award, injunction or decree of any federal, foreign, state or local Governmental Authority.

“Ordinary Course of Business” means, with respect to an action taken by a Person, such action is consistent with the past practices and custom of such Person and is taken in the ordinary course of business of the normal day to day operations of such Person.

“Other Plan” means any contract, program or arrangement which provides cash or non-cash benefits or perquisites to current or former Business Employees of the Company or Parent, as applicable, but which is not an Employee Benefit Plan.

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, acquisition of assets, acquisition of equity or other business combination involving Parent or any other proposal or offer, in each case that would result in the acquisition in any manner of more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of Parent, other than the transactions contemplated by this Agreement.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 3.5(b)(ii).

“Parent Audited Financial Statements” has the meaning set forth in Section 5.4.

“Parent Financial Statements” has the meaning set forth in Section 5.4.

“Parent Indemnified Parties” has the meaning set forth in Section 8.2.

“Parent Indemnity Shares” has the meaning set forth in Section 8.3(b).

“Parent Material Contracts” has the meaning set forth in Section 5.6.

“Parent Real Property Leases” has the meaning set forth in Section 5.19(b).

“Parent Share” means any issued and outstanding shares of common stock, par value $0.001 par value, of the Parent; provided, that, for the purpose of the Parent Shareholder Approval, “Parent Shares” shall include preferred stock of Parent entitled to vote with common stock of Parent on an as-converted basis.

“Parent Shareholder Approval” has the meaning set forth in Section 3.11.

“Parent Shareholder Meeting” has the meaning set forth in Section 3.9(a).

“Parent Shareholder Meeting Notice” has the meaning set forth in Section 3.11.

“Parent Termination Fee” has the meaning set forth in Section 9.3(c).

“Parent Unaudited Financial Statements” has the meaning set forth in Section 5.4.

“Parent Warrants” has the meaning set forth in Section 3.13.

“Parent’s Knowledge” means the knowledge, after due and reasonable internal inquiry, of the Parent’s board of directors, Warren Hosseinion, M.D. and Gary Augusta on the date hereof and on the Closing Date or the equivalent position held by an individual at Parent. An individual will be deemed to have “knowledge” of a particular fact or matter if such individual has knowledge of facts or other information or matters which (a) are actually known to the person making such statement, or (b) are matters that such person can reasonably be expected to know or learn in the normal course of discharging his or her duties.

“Party(ies)” has the meaning set forth in the Preamble.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Merger Consideration” means an amount equal to the Merger Consideration divided by the Fully Diluted Company Shares Outstanding.

“Permits and Licenses” means all of the permits, licenses, registrations, certifications, approvals and provider numbers held by Company or Parent, as applicable, relating to such Party’s respective Business.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith, (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfections, (d) liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements, (e) purchase money liens on personal property acquired in the Ordinary Course of Business, (f) liens specifically identified in the Company Financial Statements, (g) liens securing executory obligations under any lease that constitutes a “capital lease” under GAAP, and (h) any utility company rights, easements and franchises.

“Person” means any individual, company, body corporate, association, partnership, firm, joint venture, trust, trustee or Governmental Authority.

“Plan Contracts” means all contracts and agreements, regardless of form, between any healthcare entities to which the Company or Parent, as applicable, provides administrative or other services, on the one hand, and health maintenance organizations, managed care organizations, third party administrators and other purchasers of health care services, on the other.

“Pro Rata Portion” means, with respect to any Shareholder, a fraction, the numerator of which is the number of Company Shares held by such Shareholder immediately prior to the Effective Time and the denominator of which is the Fully Diluted Company Shares Outstanding.

“Provider Contract” has the meaning set forth in Section 4.5(a).

“Proxy Clearance Date” has the meaning set forth in Section 3.9(a).

“Proxy Statement” has the meaning set forth in Section 3.9(a).

“Proxy Materials” has the meaning set forth in Section 3.9(a).

“Proxy/Registration Statement” has the meaning set forth in Section 3.9(a).

“Real Property” means the real property owned or leased by the Company or Parent, as applicable, together with, to the extent leased by the Company or Parent, as applicable, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or Parent, as applicable, attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Real Property Leases” has the meaning set forth in Section 4.18(b).

“Registration Statement” has the meaning set forth in Section 3.9(a).

“Registration Statement Effectiveness Date” has the meaning set forth in Section 3.9(a).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) investigate, evaluate, assess, test, monitor, clean up, remove, respond to, treat, abate, remedy, correct or handle in any other way the Release or presence of Hazardous Materials in the Environment, whether on-site or off-site; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures, or post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Reportable Event” has the meaning set forth in section 4043 of ERISA.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents, including exhibits and documents incorporated by reference therein, required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” or “Shareholders” has the meanings set forth in the Recitals.

“Shareholder Action” has the meaning set forth in Section 11.5.

“Shareholder Interests” means the Shareholders’ entire interest in the Company.

“Shareholder Representations” has the meaning set forth in Section 6.2(c)(ix).

“Shareholders’ Representative” has the meaning set forth in the Preamble.

“Superior Company Acquisition Proposal” means a written Company Acquisition Proposal that the board of directors of Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (a) after receiving the advice of its financial advisors, (b) after taking into account the likelihood of consummation of the Merger on the terms set forth therein and (c) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements; provided, that for purposes of the definition of “Superior Company Acquisition Proposal,” the references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”.

“Superior Parent Acquisition Proposal” means a written Parent Acquisition Proposal that the board of directors of Parent concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (a) after receiving the advice of its financial advisors, (b) after taking into account the likelihood of consummation of the Merger on the terms set forth therein and (c) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements; provided, that for purposes of the definition of “Superior Parent Acquisition Proposal,” the references to “15%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%”.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Tax” means any income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, occupation, privilege, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, sales, use, transfer, registration, escheat, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, assessment, charge, levy or fee of any kind whatsoever, including payments or services in lieu of Taxes, interest or penalties on and additions to all of the foregoing, which are due or alleged to be due to any Governmental Authority, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments, relating to Taxes.

“Third Party” means a Person other than the Parties to this Agreement.

“Third Person Claim” has the meaning set forth in Section 8.5(a).

“Threshold Amount” has the meaning set forth in Section 8.6(a).

“Transaction Documents” means, with respect to a Party hereto, all agreements, certificates and other instruments to be delivered by such Party under this Agreement, including, without limitation, the Voting Agreement, the Shareholder Lock-Up Agreement, the Exchange Agent Agreement, the Working Capital Note, the Consent and Waiver Agreement, the Letter of Transmittal and the Shareholder Representations.

“Transaction Expenses” means (a) the aggregate of the unpaid fees and expenses payable by the Company and the Shareholders’ Representative in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses related to any HSR Act filing payable by the Company pursuant to Section 3.8, the fees and expenses of Vantage Point Advisors and any other advisors engaged by the Company and the Shareholders’ Representative in connection with the transactions contemplated hereby, (b) any unpaid change in control, severance, parachute or similar payments, bonuses or other compensation that are required or planned to be made, paid, vested and accelerated by the Company in connection with or by virtue of the consummation of the transactions contemplated by this Agreement and (c) all payroll, employment or other Taxes required to be paid by Parent or the Company with respect to the amounts described in clauses (a) and (b).

“Voting Agreement” has the meaning set forth in the Recitals.

“Working Capital Loan Amount” has the meaning set forth in Section 3.14.

“Working Capital Note” has the meaning set forth in Section 3.14.

“WARN Act” has the meaning set forth in Section 4.7(h).

[Signatures Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

PARENT:	Apollo Medical Holdings, Inc., a Delaware corporation

	By:	/s/ Warren Hosseinion, M.D.
		Name:	Warren Hosseinion, M.D.
		Title:	Chief Executive Officer

MERGER SUB:	Apollo Acquisition Corp., a California corporation

	By:	/s/ Warren Hosseinion, M.D.
		Name:	Warren Hosseinion, M.D.
		Title:	Chief Executive Officer

THE COMPANY:	Network Medical Management, Inc., a California corporation

	By:	/s/ Thomas S. Lam, M.D.
		Name:	Thomas S. Lam, M.D.
		Title:	Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:	/s/ Kenneth Sim, M.D.
Kenneth Sim, M.D.

Exhibit A

Form of Voting Agreement

Exhibit B

Form of Shareholder Lock-Up Agreement

Exhibit C

Form of Exchange Agent Agreement

Exhibit D

Consent and Waiver Agreement

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Exhibit E

Form of Letter of Transmittal

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Exhibit F

Working Capital Note

Exhibit G

Shareholder Representations

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Exhibit H-1

Certificate of Amendment

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Exhibit H-2

Amendment to Bylaws

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Schedule 7.3

Post-Closing Board of Directors and Post-Closing Officers

Class I Directors:

Michael F. Eng (Company designee)

Thomas Lam, M.D. (Company designee)

David G. Schmidt (Parent Designee)

Class II Directors:

Mitchell W. Kitayama (Company
designee)

Kenneth Sim, M.D. (Company designee)

Mark Fawcett (Parent designee)

Class III Directors:

Li Yu (Company designee)

Warren Hosseinion, M.D. (Parent designee)

Gary Augusta (Parent designee)

Post-Closing Officers:

Kenneth Sim, M.D.	Executive Chairman
Thomas Lam, M.D.	Co-Chief Executive Officer
Warren Hosseinion, M.D.	Co-Chief Executive Officer
Gary Augusta	President
Hing Ang	Chief Operating Officer
Mihir Shah	Chief Financial Officer
Adrian Vazquez, M.D.	Co-Chief Medical Officer
Albert Young, M.D.	Co-Chief Medical Officer

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